UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Raymond James Financial, Inc.

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RAYMOND JAMES FINANCIAL, INC.
880 Carillon Parkway
St. Petersburg, Florida 33716
(727) 567-1000

January 17, 2019
Dear Fellow Shareholder,
You are cordially invited to attend the 2019 Annual Meeting of Shareholders of Raymond James Financial, Inc., which will be held on Thursday, February 28, 2019, at 4:30 p.m., Eastern Time, at the Raymond James Financial Center, located at 880 Carillon Parkway, St. Petersburg, Florida. Details of the business to be presented at the meeting can be found in the accompanying Notice of Annual Meeting and Proxy Statement.
Fiscal 2018 was a record year for Raymond James. We continued our strong retention and recruiting of financial advisors, supporting record results in the Private Client Group, as well as for Raymond James Bank and Asset Management. Meanwhile, in our Capital Markets business, record M&A results helped temper a difficult environment for equity and fixed income commissions.
We are entering fiscal 2019 with records for our key revenue drivers, including client assets under administration, financial assets under management, the number of financial advisors and net loans at Raymond James Bank. However, volatility in the S&P 500 index late in 2018 reminds us that we are 10 years into one of the longest bull markets in history, and we should always be prepared for an eventual prolonged downturn in the equity markets. Furthermore, our industry is starting to experience significant competition for client cash balances, which could also create headwinds for our financial results, particularly when short-term interest rates stop rising.
Equally important to business performance, however, is our commitment to continuing to operate the firm in a way that is consistent with our client-first, people-oriented culture, an approach that has set Raymond James apart throughout our history, and that I am confident will continue to do so for many years to come.
We hope you are planning to attend the meeting. Your vote is important and we encourage you to vote promptly. Whether or not you are able to attend the meeting in person, please complete, sign and return your proxy card by mail, or vote via the Internet or the toll-free telephone number.
On behalf of the Board of Directors and the management of Raymond James, I extend our appreciation for your continued support.

Yours sincerely,

Paul C. Reilly
Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials
for the Raymond James Financial, Inc. Shareholder Meeting
to be Held on February 28, 2019

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS
Dear Raymond James Financial, Inc. Shareholder:
NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Shareholders (the ‘‘Annual Meeting’’) of Raymond James Financial, Inc. (the ‘‘Company’’) will be held on Thursday, February 28, 2019, at 4:30 p.m., (local time) at the Raymond James Financial Center, located at 880 Carillon Parkway, St. Petersburg, Florida.
The following proposals will be voted upon at the Annual Meeting:

1.	To elect twelve (12) directors to the Board of Directors, to hold office until the annual meeting of shareholders in 2020;

2.	To hold an advisory vote on executive compensation;

3.	To approve the Amended and Restated 2003 Employee Stock Purchase Plan;

4.	To ratify the appointment of KPMG LLP as the company’s independent registered public accounting firm for the fiscal year ending September 30, 2019; and

5.	To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.
The Board of Directors recommends a vote ‘‘FOR’’ Items 1, 2, 3 and 4.
The following proxy materials for the Annual Meeting are being made available at www.raymondjames.com under ‘‘Investors — Shareholders’ Meeting’’ (www.raymondjames.com/investor-relations/shareholders-meeting):

1.	The Proxy Statement for the Annual Meeting;

2.	The 2018 Annual Report to Shareholders; and

3.	The form of proxy card being distributed in connection with the Annual Meeting. Control/identification numbers are contained in the proxy materials accompanying this notice.
To obtain directions to attend the Annual Meeting, where you may vote in person, please visit our website at www.raymondjames.com/investor-relations/shareholders-meeting.
Only Raymond James shareholders of record on December 26, 2018 are entitled to notice of and to attend and vote at the Annual Meeting and any adjournment or postponement thereof. Whether or not you are able to attend in person, please complete, sign and return your proxy card by mail, or vote via the Internet or the toll-free telephone number. Raymond James shareholders of record who attend the meeting may vote their shares in person, even though they have sent in proxies.

By Order of the Board of Directors,

Jonathan N. Santelli, Secretary

January 17, 2019

i

PROXY STATEMENT
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Raymond James Financial, Inc. (‘‘Board’’ or ‘‘Board of Directors’’) for the Annual Meeting to be held on Thursday, February 28, 2019, at 4:30 p.m., Eastern Time. In this Proxy Statement, we may refer to Raymond James Financial, Inc. as the ‘‘company,’’ ‘‘Raymond James,’’ ‘‘we,’’ ‘‘us’’ or ‘‘our.’’
QUESTIONS AND ANSWERS ABOUT VOTING YOUR SHARES

Why did I receive this Proxy Statement?
You have received these proxy materials because Raymond James’s Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting on February 28, 2019. This proxy statement includes information that is designed to assist you in voting your shares and information that we are required to provide to you under the rules of the Securities and Exchange Commission (‘‘SEC’’). On January 17, 2019, we mailed this proxy statement to shareholders of record as of the close of business on December 26, 2018 (‘‘Record Date’’).

What is a proxy?
A ‘‘proxy’’ is a written authorization from you to another person that allows such person (the ‘‘proxy holder’’) to vote your shares on your behalf. The Board of Directors is asking you to allow any of the following persons to vote your shares at the Annual Meeting: Paul C. Reilly, Chairman and Chief Executive Officer, and Thomas A. James, Chairman Emeritus.

Who is entitled to vote?	Each Raymond James shareholder of record on the Record Date for the Annual Meeting is entitled to attend and vote at the Annual Meeting.

What is the difference between holding shares as a shareholder ‘‘of record’’ and as a ‘‘beneficial owner’’?	●	Shareholders of Record. You are a shareholder of record if at the close of business on the Record Date your shares were registered directly in your name with Computershare, our transfer agent.
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Beneficial Owner. You are a beneficial owner if at the close of business on the Record Date your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like most of our shareholders, your shares are held in ‘‘street name.’’ As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals, but not all. Please see ‘‘What if I return a signed proxy or voting instruction card, but do not specify how my shares are to be voted ?’’ for additional information.

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Raymond James has requested banks, brokerage firms and other nominees who hold Raymond James shares on behalf of beneficial owners of the shares as of the close of business on the Record Date to forward proxy materials to those beneficial owners. Raymond James has agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.

How many votes do I have?
Every holder of a share of common stock on the Record Date will be entitled to one vote per share for each Director to be elected at the Annual Meeting and to one vote per share on each other matter presented at the Annual Meeting. On the Record Date there were 141,445,272 shares outstanding and entitled to vote at the Annual Meeting.

What proposals are being presented at the Annual Meeting?	Raymond James intends to present proposals numbered one through four for shareholder consideration and voting at the Annual Meeting. These proposals are for:
	1.	Election of twelve (12) members of the Board of Directors;
	2.	Advisory vote to approve executive compensation;
	3.	Approval of the Amended and Restated 2003 Employee Stock Purchase Plan; and
	4.	Ratification of the appointment of KPMG LLP as the company’s independent registered public accounting firm.

Other than the matters set forth in this Proxy Statement and matters incident to the conduct of the Annual Meeting, Raymond James does not know of any business or proposals to be considered at the Annual Meeting. If any other business is proposed and properly presented at the Annual Meeting, the proxies received from our shareholders give the proxy holders the authority to vote on such matter in their discretion.

How does the Board of Directors recommend that I vote?	The Board of Directors recommends that you vote:
	●	FOR the election of the twelve (12) directors nominated by our Board and named in this proxy statement;
	●	FOR the approval, on an advisory basis, of the compensation of our named executive officers;
	●	FOR the approval of the Amended and Restated 2003 Employee Stock Purchase Plan; and
	●	FOR ratification of the appointment of KPMG LLP as the company’s independent registered public accounting firm.

How do I attend the Annual Meeting?
All shareholders are invited to attend the Annual Meeting.
If your Raymond James shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the Annual Meeting.

How do I vote and what are the voting deadlines?	You may vote your shares in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:
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By Mail: If you have received your proxy materials by mail, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in an account with a bank or broker (i.e., in ‘‘street name’’), you can vote by following the instructions on the voting instruction card provided to you by your bank or broker. Proxy cards returned by mail must be received no later than the close of business on February 27, 2019.

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Via the Internet: You can submit a proxy via the Internet until 1:00 a.m. Central Time on February 28, 2019, by accessing the website at http://www.investorvote.com/RJF and following the instructions you will find on the website. Internet proxy submission is available 24 hours a day. You will be given the opportunity to confirm that your instructions have been properly recorded.

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By Telephone: You can submit a proxy by telephone until 1:00 a.m. Central Time on February 28, 2019, by calling toll-free 1-800-652-VOTE (8683) (from the U.S. and Canada) and following the instructions.

Even if you plan to be present at the Annual Meeting, we encourage you to vote your shares by proxy using one of the methods described above. Raymond James shareholders of record who attend the meeting may vote their shares in person, even though they have sent in proxies.

What if my shares are held in the Raymond James ESOP?
For participants in the Raymond James Employee Stock Ownership Plan (the ‘‘ESOP’’), your shares will be voted as you instruct the trustee of the ESOP. There are three ways to vote: by returning your proxy card, via the Internet or by telephone. Please follow the instructions included on your proxy card on how to vote using one of the three methods. Your vote will serve as voting instructions to the trustee of the ESOP for shares allocated to your account. If you do not vote shares allocated to your account held in the ESOP, your shares will nevertheless be voted by the trustee in the same proportion as it votes the shares of ESOP participants who have instructed the trustee on how to vote. You cannot vote your ESOP shares in person at the meeting. To allow sufficient time for voting by the trustee of the ESOP, our transfer agent must receive your vote by no later than 5:00 p.m. Eastern Time on February 25, 2019.

May I change or revoke my vote?	Yes. You may change your vote in one of several ways at any time before it is exercised:
	●	Grant a subsequent proxy via the Internet or telephone;
	●	Submit another proxy card (or voting instruction card) with a date later than your previously delivered proxy;
	●	Notify our Secretary in writing before the Annual Meeting that you are revoking your proxy or, if you hold your shares in ‘‘street name,’’ follow the instructions on the voting instruction card; or
	●	If you are a shareholder of record, or a beneficial owner with a proxy from the shareholder of record, vote in person at the Annual Meeting.

What will happen if I do not vote my shares?	●
Shareholders of Record. If you are the shareholder of record of your shares and you do not vote in person at the Annual Meeting, or by proxy by mail, via the Internet or by telephone, your shares will not be voted at the Annual Meeting.

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Beneficial Owners. If you are the beneficial owner of your shares, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Under the rules of the New York Stock Exchange (‘‘NYSE’’), your broker or nominee has discretion to vote your shares on routine matters, such as Proposal 4, but does not have discretion to vote your shares on non-routine matters, such as Proposals 1, 2 and 3. Therefore, if you do not instruct your broker as to how to vote your shares on Proposals 1, 2 or 3, this would be a ‘‘broker non-vote,’’ and your shares would not be counted as having been voted on the applicable proposal. We therefore strongly encourage you to instruct your broker or nominee on how you wish to vote your shares.

What is the effect of a broker non-vote or abstention?
Under NYSE rules, brokers or other nominees who hold shares for a beneficial owner have the discretion to vote on a limited number of “routine” proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A ‘‘broker non-vote’’ occurs when a broker or other nominee does not receive such voting instructions and does not have the discretion to vote the shares. Pursuant to our By-laws, broker non-votes and abstentions are not counted as ‘‘votes cast’’ on such matter, but are counted for quorum purposes. With respect to Proposal 3 only (the approval of our Amended and Restated Employee Stock Purchase Plan), however, NYSE rules require that we treat abstentions as "votes cast" on such matter. This means that, for the proposal to be approved, the number of votes "for" the proposal must exceed the sum of the votes "against" and "abstain."

What if I return a signed proxy or voting instruction card, but do not specify how my shares are to be voted?	●	Shareholders of Record. If you are a shareholder of record and you submit a signed proxy, but you do not provide voting instructions, all of your shares will be voted FOR Proposals 1, 2, 3 and 4.
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Beneficial Owners. If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under NYSE rules, brokers and other nominees have the discretion to vote on routine matters, such as Proposal 4, but do not have discretion to vote on non-routine matters, such as Proposals 1, 2 and 3. Therefore, if you do not provide voting instructions to your broker or other nominee, your broker or other nominee may only vote your shares on Proposal 4 and any other routine matters properly presented for a vote at the Annual Meeting.

What does it mean if I receive more than one set of Proxy Materials?
It means you own Raymond James shares in more than one account, such as individually and jointly with your spouse. Please vote all of your shares. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials may contact their broker, bank or other nominee to request that only a single copy of such document(s) be mailed to all shareholders at the shared address in the future. In addition, if you are the beneficial owner, your broker, bank or other nominee may deliver only one copy of the proxy materials to multiple shareholders who share an address unless that broker, bank or other nominee has received contrary instructions from one or more of the beneficial owners. Raymond James will deliver promptly, upon request, a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of such document(s) was delivered. Shareholders who wish to receive a separate written copy of such documents, now or in the future, should submit their request to our Secretary by writing Raymond James Financial, Inc., Attn: Secretary, 880 Carillon Parkway, St. Petersburg, Florida 33716.

What is a quorum?
A quorum is necessary to hold a valid meeting. The presence, in person or by proxy, of shareholders representing a majority of the outstanding capital stock of the company entitled to vote at the meeting constitutes a quorum for the conduct of business.

What vote is required in order to approve each proposal?
For each proposal, the affirmative vote of a majority of the ‘‘votes cast’’ on such proposal at the Annual Meeting is required. For Proposals 1, 2 and 4, our By-laws provide that a majority of the votes cast means that the number of shares voted ‘‘for’’ a proposal must exceed the number of shares voted ‘‘against’’ such proposal. Abstentions and broker non-votes, if any, are not counted as ‘‘votes cast’’ with respect to such proposal. (In the case of any contested director election, directors are elected by a plurality of the ‘‘votes cast.’’) For Proposal 3, however, NYSE rules require that abstentions be treated as "votes cast." As a result, for the approval of Proposal 3, the number of shares voted "for" the proposal must exceed the sum of the number of shares votes "against" and the number of shares voted "abstain" on such proposal.

How will voting on any other business be conducted?
Other than the matters set forth in this Proxy Statement and matters incident to the conduct of the Annual Meeting, we do not know of any business or proposals to be considered at the Annual Meeting. If any other business is proposed and properly presented at the Annual Meeting, the persons named as proxies will vote on the matter in their discretion.

What happens if the Annual Meeting is adjourned or postponed?	Your proxy will still be effective and will be voted at the rescheduled Annual Meeting. You will still be able to change or revoke your proxy until it is voted.

Who will count the votes?	Our General Counsel and Secretary will act as the inspector of election and will tabulate the votes.

How can I find the results of the Annual Meeting?
Preliminary results will be announced at the Annual Meeting. Final results will be published in a Current Report on Form 8-K that we will file with the SEC within four (4) business days after the Annual Meeting.

Who is paying for the costs of this proxy solicitation?
We will bear the expense of soliciting proxies. We have retained MacKenzie Partners, Inc. to solicit proxies for a fee of approximately $15,000 plus a reasonable amount to cover expenses. Proxies may also be solicited in person, by telephone or electronically by Raymond James personnel who will not receive additional compensation for such solicitation. Copies of proxy materials and our Annual Report will be supplied to brokers and other nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such brokers or other nominees for their reasonable expenses.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
GENERAL
Our Board of Directors currently has thirteen (13) directors. A director holds office for a term of one (1) year, and until such director’s successor has been duly elected and qualified or until such director is removed from office under our By-laws or such director’s office is otherwise earlier vacated.
The Board has nominated Charles G. von Arentschildt, Shelley G. Broader, Robert M. Dutkowsky, Jeffrey N. Edwards, Benjamin C. Esty, Anne Gates, Francis S. Godbold, Thomas A. James, Gordon L. Johnson, Roderick C. McGeary, Paul C. Reilly and Susan N. Story for election as directors of the company for a term of one (1) year. All such nominees are current directors of the company. (As previously announced by the Company, director Robert P. Saltzman is not standing for re-election at the Annual Meeting.) Each nominee has indicated to the company that he or she would serve if elected. We do not anticipate that any nominee would be unable to stand for election, but if that were to happen, the Board may reduce the size of the Board, designate a substitute or leave a vacancy unfilled. If a substitute is designated, proxies voting on the original director candidate will be cast for the substituted candidate.
Under our By-laws, at any meeting of shareholders for the election of directors at which a quorum is present (other than a contested election), each director nominee receiving a majority vote shall be elected. A ‘‘majority vote’’ means that the number of votes cast in favor of a nominee exceeds the number of votes cast against the nominee. (Abstentions and broker non-votes, if any, are not counted as ‘‘votes cast’’ with respect to that nominee.) In a ‘‘contested election,’’ where the number of nominees exceeds the number of positions available for the election of directors, our By-laws provide that the directors elected shall be those nominees who have received the greatest number of votes (‘‘plurality’’).
Under our Corporate Governance Principles, each nominee for membership on the Board must tender an irrevocable conditional resignation to the company, such resignation to be effective only upon (i) the director’s failure to receive the required vote in an uncontested election, and (ii) Board acceptance of such resignation. If any nominee for re-election fails to receive the required vote, the Corporate Governance, Nominating and Compensation Committee will recommend that the Board accept the resignation unless it determines that the best interests of the company and its shareholders would not be served by doing so. Absent such determination, the Board will accept the resignation no later than 120 days from the certification of the shareholder vote, subject to maintaining compliance with NYSE or SEC rules or regulations. The Board will promptly disclose publicly its decision to accept or reject such resignation and the reasons therefor.
As explained in our Corporate Governance Principles, the Board recognizes the value of continuity of non-executive directors who have experience with the company and who have gained over a period of time a level of understanding about the company and its operations that enables them to make a significant contribution to the deliberations of the Board without any ongoing impairment to their independence. Nevertheless, the Corporate Governance Principles contemplate that directors are normally expected to serve no more than 12 years on the Board. The Board reserves the right, in extraordinary circumstances, to waive the tenure limitation to allow a director to serve up to three additional one-year terms.
For a director to be considered independent, the Board must affirmatively determine that the director does not have any material relationship with the company either directly or as a partner, shareholder or officer of an organization that has a relationship with the company. Such determinations are made and disclosed pursuant to applicable NYSE or other rules. A material relationship can include, but is not limited to, commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships. In accordance with the rules of the NYSE, the Board has affirmatively determined that it is currently composed of a majority of independent directors, and that the following directors are independent and do not have a material relationship with the company: Charles G. von Arentschildt, Shelley G. Broader, Robert M, Dutkowsky, Jeffrey N. Edwards, Benjamin C. Esty, Anne Gates, Gordon L. Johnson, Roderick C. McGeary and Susan N. Story.

Director and Nominee Qualifications to Serve on our Board
As described in greater detail below, the Board believes that there are certain minimum qualifications that each director nominee must satisfy in order to be suitable for a position as a director. (See below under the caption ‘‘THE CORPORATE GOVERNANCE, NOMINATING AND COMPENSATION COMMITTEE.’’) The Board believes that, consistent with these requirements, each member of our Board is expected to demonstrate high standards of integrity and character and to offer important perspectives on some aspect of our business based on his or her own business experience. The Board does not consider individual directors to be responsible for particular areas of the Board’s focus or specific categories of issues that may come before it. Rather, the Board seeks to assemble a group of directors that, as a whole, represents a mix of experiences and skills that allows appropriate deliberation on all issues that the Board might be likely to consider.
RECOMMENDATION OF THE BOARD
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE ‘‘FOR’’ THE ELECTION TO THE BOARD OF EACH OF THE DIRECTOR NOMINEES. The voting requirements for this proposal are described above and in the ‘‘Questions and Answers About Voting Your Shares’’ section.

INFORMATION ABOUT DIRECTOR NOMINEES
Listed below are the names, ages as of January 17, 2019, and principal occupations for the past five years of the director nominees (all of whom are currently directors of the company), together with a brief description of the particular experience or skills of each director that led the Board to conclude that such person should serve as a director in light of our business and structure.
Charles G. von Arentschildt (58) Non-Executive Director — Member of the Audit and Risk Committee
Charles von Arentschildt has served as a non-executive director of our company since August 2015. Since 2005, Mr. von Arentschildt has been an independent private investor managing his personal investments across a variety of asset classes.  Mr. von Arentschildt served as Chairman of Global Markets, North America, at Deutsche Bank Securities Inc. from 2004 through 2005.  Previously, he had been Chief Executive Officer and Head of Global Markets North America since 2002. Prior positions held at Deutsche Bank include Global Head of Finance, Global Head of Securitization and Global Head of Commodities. Mr. von Arentschildt served on Deutsche Bank’s Regional Executive Committee from 1998 to 2005 and its Global Markets Management Committee from 1997 to 2005.  From December 1992 to March 1997, he served as Managing Director and Global Head of Metals, Commodities at Morgan Stanley, Inc.  Mr. von Arentschildt was a member of the board of directors of the Carlyle Blue Wave Fund from 2007 to 2009.  He has also been a director of the Gold and Silver Institute and a member of the New York Mercantile Exchange. Mr. von Arentschildt served as Treasurer and Board Member of Boys and Girls Club of Greenwich, Connecticut from 2003 to 2008.
Mr. von Arentschildt brings to our Board many years of broad financial services management experience as well as a wealth of specific knowledge in the derivatives and trading segments of our industry.
Shelley G. Broader (54) Non-Executive Director — Member of the Audit and Risk Committee
Shelley Broader has served as a non-executive director of our company since 2008. She is director, President and Chief Executive Officer of Chico’s FAS, Inc. From June 2014 to November 2015, she was President and Chief Executive Officer of Walmart EMEA Region (Europe, Middle East, Sub-Saharan Africa and Canada). From July 2014 to October 2015, she was a non-executive Director, member of the Nomination Committee, the Remuneration Committee, and the Risk and Audit Committee of Massmart Holdings Limited, Sandton, South Africa. She previously served as President and Chief Executive Officer of Walmart Canada from September 2011 to May 2014. From March 2011 to March 2013, she was a Director of Wal-Mart de México, which is publicly traded on the Mexican stock exchange. She was Chief Merchandising Officer of Walmart Canada Corp., from December 2010 to September 2011, and Senior Vice President, Sam’s Club, a division of Wal-Mart Stores, Inc. from 2009 to 2010. She served as President and Chief Operating Officer of Michaels Stores, Inc. from 2008 to 2009, President and Chief Executive Officer, Sweetbay Supermarket, a division of Kash n’ Karry Food Stores, Inc., from 2006 to 2008, and President and Chief Executive Officer, Kash n’ Karry Food Stores, Inc. from 2003 to 2006. From 1991 to 2003, Ms. Broader held positions of increasing management responsibility at Hannaford Bros. Co., culminating in Senior Vice President, Business Strategy, Marketing and Communications. Her prior financial service industry experience includes Massachusetts Financial Services Company and Assistant Vice President at First Albany Corporation. Ms. Broader is a member of the Board of Advisors of the H. Lee Moffitt Cancer Center & Research Institute.
Ms. Broader brings to our Board a current retail consumer marketing perspective from outside the financial services industry coupled with a degree of financial services experience early in her career. That perspective provides us with current insights into marketing to the younger segment of the population, which we expect to become more useful to us as those individuals’ need for financial services increases with their wealth and age. In addition, she has had full profit and loss responsibility for significant operations of both public and private companies over the last several years, including her current position as Chief Executive Officer of Chico’s FAS.
Robert M. Dutkowsky (63) Non-Executive Director - Member of the Audit and Risk Committee
Mr. Dutkowsky has served as a non-executive director of our company since October 2018. Since June 2017, he has also served as the Executive Chairman of Tech Data Corporation, a technology distributor, where he previously served as

Chief Executive Officer from October 2006 to June 2018. Prior to joining Tech Data Corporation, Mr. Dutkowsky served as President, Chief Executive Officer, and Chairman of the board of directors of Egenera, Inc., a software company, from 2004 until 2006, President, Chief Executive Officer, and Chairman of the Board of J.D. Edwards & Co., Inc., a software company, from 2002 until 2004, and President, Chief Executive Officer, Chairman of the Board of GenRad, Inc., an electronic equipment manufacturer, from 2000 until 2002. He also served as both Executive Vice President, Markets and Channels from 1997 to 1999 and President, Data General in 1999, at EMC Corporation, a data storage manufacturer. He began his career at IBM, a technology company, where he served in several senior management positions. Mr. Dutkowsky currently serves on the board of US Foods Holding Corp., where he is lead independent director, a member of the executive committee and chairs the nominating and corporate governance committee. He is also a director of Pitney Bowes, where he serves on the governance and the executive compensation committees. He previously served as a director and member of the compensation committee of The ADT Corporation, a security company.  He is also a member of the boards of United Way Suncoast and the Moffitt Research Committee, as well as the advisory board of the University of South Florida Business School.
Mr. Dutkowsky brings to our Board more than 40 years of experience in the information technology industry, including senior executive positions in sales, marketing and channel distribution with leading manufacturers and software publishers. He also brings valuable governance perspectives from his substantial senior executive leadership roles, as well as experience as a board member and chairman of numerous public and private companies.
Jeffrey N. Edwards (57) Non-Executive Director — Member of the Corporate Governance, Nominating and Compensation Committee
Jeffrey Edwards has served as a non-executive director of our company since 2014. He was a member of the Corporate Governance, Nominating and Compensation Committee (“CGN&C Committee”) from his appointment to August 2015, served on the Audit and Risk Committee from August 2015 to February 2018, and since that date serves once again as a member of the CGN&C Committee. Mr. Edwards has been the Chief Operating Officer of New Vernon Advisers, LP (‘‘NVA’’), a registered investment advisor, since 2009. At NVA, he is responsible for legal, finance, administration, risk management, technology and investor relations. He also serves on that firm’s investment committee. Mr. Edwards has served as a director of New Vernon Mauritius since 2014. Prior to joining NVA, Mr. Edwards spent 22 years at Merrill Lynch & Co., Inc., most recently as Vice Chairman. His previous positions at Merrill Lynch & Co. included Chief Financial Officer, Head of Investment Banking for the Americas, Head of Global Capital Markets and Financing, and Co-head of Global Equities. He has served as a director of American Water Works Company, Inc., Inc. since March 2018, where he is also a member of the Audit, Finance and Risk Committee and of the Safety, Environmental, Tech & Operations Committee. He was a director of The NASDAQ Stock Market from 2004 − 2006, and has served as a director of Medusind, Inc., a privately held company, since 2012.
Mr. Edwards brings to the Board more than two decades of capital markets and corporate finance experience at a large, global financial services firm.
Benjamin C. Esty (56) Non-Executive Director — Chairman of the Audit and Risk Committee
Professor Benjamin C. Esty has served as a non-executive director of our company since 2014. Professor Esty has been the Roy and Elizabeth Simmons Professor of Business Administration at the Harvard Graduate School of Business Administration since 2005 and was Head of the Finance Unit from 2009 to 2014. Professor Esty has taught corporate finance, corporate strategy, and leadership at Harvard for the past 25 years. He was the founding faculty chairman of Harvard’s General Management Program (GMP), a comprehensive leadership program for senior executives, and has participated in leadership development programs for companies and organizations around the world. He is a Director and Chairman of the Audit Committee for Harvard Business Publishing, a not-for-profit education company. Previously, he was an independent trustee for the Eaton Vance family of mutual funds from April 2005 to December 2013, where he served as the Chairman of the Portfolio Management Committee from June 2008 to December 2013. He also served on the Governance and Contract Review Committees. Professor Esty was a member of the board of the Harvard University Employees Credit Union from 1995 to 2001, where he served on the finance committee that dealt with asset and liability management, setting loan and deposit rates, and doing financial forecasting/planning.

Professor Esty provides the Board with an independent director with extensive knowledge of finance and in-depth experience in the mutual fund/investment management business, including evaluation of fund performance, investment strategies, valuation analysis, trading, and risk management. That knowledge and experience is valuable to the board with respect to the Company’s investment banking, commercial banking, and asset management businesses as well as its own financing activities. In addition, Professor Esty’s experience in leadership development assists the board in its oversight of the management succession process.
Anne Gates - (58) Non-Executive Director - Member of the Audit and Risk Committee
Anne Gates has served as a non-executive director of our company since February 2018. Ms. Gates was president of MGA Entertainment, Inc., a privately-held developer, manufacturer and marketer of toy and entertainment products for children, a position she held from 2014 through her retirement in 2017. Ms. Gates held roles of increasing responsibility with The Walt Disney Company from 1991-2012. Her roles included executive vice president, chief financial officer for Disney Consumer Products, managing director for Disney Consumer Products Europe and Emerging Markets, and senior vice president of operations, planning and analysis for The Walt Disney Company. Prior to joining Disney, Ms. Gates worked for PepsiCo and Bear Stearns. Ms. Gates serves on the boards of directors of The Kroger Company and of Tapestry, Inc. She is also a member of the Board of Trustees for the University of California, Berkley Foundation, the Board of Directors of the Salzburg Global Seminar, the Board of Visitors of the Fu Foundation School of Engineering and Applied Science at Columbia University, the Board of Directors of CADRE and the Board of Trustees of PBS SoCal.
Ms. Gates brings to our Board over 25 years of experience in the retail and consumer products industry, as well as a broad business background in finance, marketing, strategy and business development, including growing international businesses.
Francis S. Godbold (75) Director — Vice Chairman
Francis Godbold has served as a director of our company since 1977. He has been Vice Chairman of our company since 2002 and serves as a director and officer of various affiliated entities, including as director of Raymond James Bank, N.A. (‘‘RJ Bank’’) and as a former member of its Executive Loan Committee. Mr. Godbold was a Trustee of Georgia Tech Foundation, Inc. from June 2003 to June 2011 and Trustee Emeritus since June 2011.
Mr. Godbold brings to the Board 46 years of management experience at our company, including 15 years of service as President, capital market transaction experience in both favorable and diffıcult markets, significant stock ownership and an enduring commitment to our company.
Thomas A. James (76) Chairman Emeritus
Tom James has served as Chairman Emeritus of the Board of the company since 2017, having also served as Chairman of the Board from 1983 to 2017 and Chief Executive Officer from 1970 to 2010. As Chief Executive Officer, Mr. James chaired the Company’s Operating Committee (now known as the Executive Committee), the monthly financial review and the budget process. Mr. James continues to chair our Compliance and Standards Committee. He has been active in the Financial Services Roundtable since 2000 and served as its Chairman in 2007. He is a former Chairman of The Florida Council of 100 and a former Chairman of the Securities Industry Association (now, the Securities Industry and Financial Markets Association). He has been a certified financial planner since 1978. Mr. James previously served on the board of Cora Health Services, Inc. and was a director of OSI Restaurant Partners, Inc. from 2002 to 2008. He is a member of the board of trustees of The Salvador Dalí Museum and is the chairman of the Chi Chi Rodriguez Youth Foundation. He previously served on the board of the International Tennis Hall of Fame. During his career, he served on the boards of numerous public companies.
As our former Chairman and Chief Executive Offıcer, Mr. James brings to the Board a unique understanding of our businesses and the financial services industry, as well as the perspective of an entrepreneur who led the growth of our company founded by his father. His deep, personal commitment to Raymond James, exemplified in his more than 50 years of service to the company and large stock ownership position, means he is strongly aligned with the interests of shareholders.

Gordon L. Johnson (61) Non-Executive Director — Chair of the CGN&C Committee
Gordon Johnson has served as a non-executive director of our company since 2010. He has been the President of Highway Safety Devices, Inc., a 150-employee company that installs and repairs signalization, guardrails, signage and street lighting related to municipal roadway projects, since 2004. Mr. Johnson has served as a Director of RJ Bank since May 1, 2007, as a Director of Santa Fe Healthcare from 2008 to 2014, and as a Director of Florida Transportation Builders Association from 2007 to 2016. Mr. Johnson was a banking manager and executive for 23 years, including 20 years with Bank of America and its predecessors. He also served as CEO of Stonegate Partners, LLC, a financial buyout firm, from 2002 to 2004.
Mr. Johnson brings 23 years of experience with unaffıliated banks and ten years as a director of RJ Bank to our Board at a time when RJ Bank has become a significant segment of the overall company. He also brings the perspective of an entrepreneur and consumer of business related financial services.
Roderick C. McGeary (68) Non-Executive Director — Member of the Audit and Risk Committee
Rod McGeary has served as a non-executive director of our company since November 2015. Mr. McGeary served as Chairman of Tegile Systems, Inc. from June 2010 to June 2012. From November 2004 to December 2009, he served as Chairman of the Board of BearingPoint, Inc. and also was interim Chief Executive Officer of BearingPoint from November 2004 to March 2005. BearingPoint filed for protection under Chapter 11 of the U.S. Bankruptcy Code in February 2009 and its plan under Chapter 11 was declared effective as of December 30, 2009. Mr. McGeary served as Chief Executive Officer of Brience, Inc. from July 2000 to July 2002. From April 2000 to June 2000, he served as a Managing Director of KPMG Consulting LLC, a wholly owned subsidiary of BearingPoint, Inc. (formerly KPMG Consulting, Inc.). From August 1999 to April 2000, he served as Co-President and Co-Chief Executive Officer of BearingPoint, Inc. From January 1997 to August 1999, he was employed by KPMG LLP as its Co-Vice Chairman of Consulting. Prior to 1997 he served in several capacities with KPMG LLP, including audit partner for technology clients. Mr. McGeary is a Certified Public Accountant and holds a B.S. degree in Accounting from Lehigh University. Mr. McGeary also currently serves on the board of directors of Cisco Systems, Inc., where he is chair of the Compensation and Management Development Committee and a member of the Audit Committee and the Nomination and Governance Committee. He is also a director of PACCAR Inc., where he serves as chair of the Audit Committee and a member of the Nominating and Governance Committee. He previously served as a director of Dionex Corporation and National Semiconductor Corporation, each ending in 2011.
Mr. McGeary brings to our Board, in addition to deep accounting and auditing knowledge, decades of board and leadership experience involving multiple industries, including with leading technology companies.
Paul C. Reilly (64) Chairman and Chief Executive Officer
Paul Reilly has served as Chairman of our company since 2017, as a director since 2006, and as Chief Executive Officer since May 1, 2010. He previously served as President of our company from May 1, 2009 to April 30, 2010. Mr. Reilly was a non-employee, independent director of the company from January 2006 until May 1, 2009 and chaired the Audit Committee from May 21, 2008 until May 1, 2009. Previously, he had served as Executive Chairman of Korn Ferry International from July 1, 2007 to April 30, 2009, and Chairman and Chief Executive Officer from 2001 to 2007. Mr. Reilly was Chief Executive Officer of KPMG International from 1998 to 2001. Prior to being named to that position, he was Vice Chairman, Financial Services, of KPMG LLP, the United States member firm of KPMG International. Mr. Reilly is a member of The Florida Council of 100 and of the Financial Services Roundtable. He is also a former Director of United Way Suncoast, former Chairman and current Cabinet Member of the Tampa Heart Walk for the American Heart Association, where he also serves as Chair of its 2019 Heart Ball, and a member of The University of Notre Dame Business Advisory Council.
Mr. Reilly’s prior experience as chief executive offıcer of two complex and global organizations, one of which was a public company, combined with his background as a CPA and financial services consultant, brings a perspective to the Board beyond the financial services industry, while his previous service on our board provides continuity with prior senior management.

Susan N. Story (58) Non-Executive Director (Lead Independent Director) — Member of the CGN&C Committee
Susan Story has served as non-executive director of our company since 2008. Ms. Story is President and Chief Executive Officer, and a director, of American Water Works Company, Inc. (NYSE: AWK), the largest publicly traded U.S. water and wastewater utility, serving over 15 million people in 47 states and Ontario, Canada. Prior to her CEO role, which she assumed in May 2013, she served as Chief Financial Officer for the corporation. Prior to her move to AWK, she spent 31 years at Southern Company (NYSE: SO), serving as Chief Executive Officer, Southern Company Services, Inc. and Executive Vice President of Southern from January 2011-March 2013; President and Chief Executive Officer, Gulf Power Company, Inc. from April 2003-December 2010; Executive Vice President, Engineering and Construction, Southern Company 2001-2003, while concurrently serving as Senior Vice President of Southern Power Company 2002-2003. Ms. Story has served as a director of Dominion Energy, Inc. since January 2017, where she is also a member of the Finance and Risk Oversight Committee. She currently serves on the boards of the H. Lee Moffitt Cancer Center and the United Way of Greater Philadelphia and Southern New Jersey. She is past chair of both the Florida Chamber of Commerce and the Florida Council of 100. Ms. Story is past vice-chair of Enterprise Florida (the state’s economic development organization) and was a member of the Florida Board of Education. She previously served on the boards of the Bipartisan Policy Institute in Washington, D.C., the Alliance to Save Energy, and the National Renewable Energy Laboratory. She was also appointed to the statutorily-required Tax and Budget Reform Commission of Florida, serving as chair of the Finance Committee of that Commission, which was tasked with evaluating the revenue and spending structure for Florida.
Ms. Story’s leadership as CEO of a $16+ billion publicly traded company, her nine-year tenure as CEO of an electric utility, her experience as Chief Financial Officer of a publicly traded company, and her resulting exposure to national economic challenges and state regulatory and legislative issues, provide her with in-depth experience with the following challenges faced by our Company: dealing with regulators; managing complex organizations; addressing the impact of technological advances on daily operations; overseeing cyber security protocols; dealing with a changing workforce population and mitigating rising employee healthcare costs. With an engineering undergraduate degree, an advanced degree in business administration and coursework in finance, she brings a diversified educational background to the issues faced by our Board.

CORPORATE GOVERNANCE
Corporate Governance Principles. The Board has adopted Corporate Governance Principles (‘‘Principles’’), which are available in the corporate governance section of the company’s website at www.raymondjames.com (the ‘‘company’s website’’). This document describes the principles the Board follows with respect to, among other matters, the role and duties of the Board, size and composition of the Board, director responsibilities, Board leadership structure, Board committees, director access to officers, employees and independent advisors, director compensation, confidentiality, the Board’s annual performance self-evaluation, and shareholder communications with the Board.
Board Leadership Structure. As described in the Principles, the role of the Board is to oversee management of the company in its efforts to enhance shareholder value and conduct the company’s business in accordance with its mission statement. In this vein, the Board helps management assess long-range strategies for the company, and evaluates management performance. The Board believes it is in the best interests of the company for the Board to periodically evaluate its leadership structure and make a determination regarding whether to separate or combine the roles of Chairman and chief executive officer based on circumstances at the time of its evaluation. By retaining flexibility to adjust the company’s leadership structure, the Board believes that it is best able to provide for appropriate management and leadership of the company and address any circumstances the company may face. Since 2017, our chief executive officer, Mr. Paul Reilly, has also served as Chairman of the Board. The Board believes that a combined Chairman/chief executive officer structure provides the company with a single leader who communicates the firm’s business and strategy to our shareholders, clients, employees, regulators and the public, promoting accountability for the company’s performance.
The Board also believes that independent leadership is important, and the Principles contemplate appointment of an independent director to serve as a lead director (“Lead Director”) whose role is to solicit agenda items and issues from non-executive directors for inclusion in the Board agendas and to organize and chair periodic meetings of the non-executive directors. Thus, since 2016, Ms. Susan N. Story has served as Lead Director. Ms. Story’s knowledge of the company’s business and strategy from her years of service as a director and her significant executive leadership experience contribute to her ability to fulfill the role of lead director effectively and independently.
For these reasons, the Board believes that our existing board leadership structure continues to be the most appropriate one for the company. Nevertheless, the Board may reassess the appropriateness of this structure at any time, including following future changes in Board composition, in management, or in the character of the company’s business and operations.
Code of Ethics and Directors’ Code. As part of our ethics and compliance program, our Board has approved a Code of Ethics for Senior Financial Officers (the ‘‘Code of Ethics’’) that applies to our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. In addition, we have adopted a separate Code of Business Conduct and Ethics for Members of the Board of Directors (‘‘Directors’ Code’’) that applies to all members of the Board. Both the Code of Ethics and the Directors’ Code are posted on our company’s website. We intend to satisfy the disclosure requirement regarding any amendment to, or waiver of, a provision of the Code of Ethics or the Directors’ Code by posting such information on our website. The company maintains a reporting hotline, where employees and individuals outside the company can anonymously submit a complaint or concern regarding compliance with applicable laws, rules or regulations, the Code of Ethics, as well as accounting, auditing, ethical or other concerns.
Board’s Role in Risk Oversight. We have an Enterprise Risk Management program under the direction of our Chief Risk Officer (‘‘CRO’’). The CRO and other members of the company’s management have prepared a series of qualitative ‘‘risk appetite’’ statements that articulate our conservative risk culture. Tolerance statements and measures have also been developed which attempt to quantitatively define appropriate adherence to our risk appetite. These statements are internally reviewed and approved by a risk committee structure established by management to address specific aspects of risk (i.e., market, liquidity, credit, operational, etc.), and are organized under the direction of our Enterprise Risk Management Committee (‘‘ERMC’’), which is chaired by the CRO. The Audit and Risk Committee subsequently reviews and approves our risk appetite and tolerance statements on at least an annual basis, and receives periodic reports from the ERMC and the CRO in order to monitor our adherence to them. In addition, the Audit and Risk Committee receives quarterly risk assessments from the ERMC and the CRO that identify new and emerging risks, changes to internal controls, and results of assurance activities, which include internal audits, regulatory examinations, and other self-assessment activities. The chair of the Audit and Risk Committee discusses the significant aspects of the Enterprise Risk Management program with the full Board at its regular meetings.
Engagement with Shareholders. The Board believes that fostering long-term relationships with shareholders and maintaining their trust and goodwill is a top priority for the company. We conduct engagements with key shareholders, which cover a wide range of issues such as strategy, financial performance, governance and other current matters, throughout the year in order to ensure that our management and Board understand and address the issues that are important to our shareholders. In addition to our quarterly earnings releases and related conference calls, we release monthly operating metrics providing updates on our business performance. Our chief executive officer, chief financial officer and our investor relations officer attend several investor conferences each year and also participate in several “roadshows” to meet with our investors. In addition, we host an award-winning annual Investor Day, on which our senior executives make presentations at our corporate headquarters concerning a wide variety of strategic and financial matters. Our chief financial officer and our investor relations officer also speak with analysts and investors throughout the year. For information on how to contact members of our Board, please see the section below entitled “Communications with the Lead Director and Non-Executive Directors.”

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES
BOARD MEETINGS AND ANNUAL MEETING OF SHAREHOLDERS
During the fiscal year ended September 30, 2018, the Board held six meetings (not including committee meetings). Each director nominated for re-election at the Annual Meeting attended at least seventy-five percent (75%) of the aggregate of the total number of meetings held by the Board and the total number of meetings held by all committees of the Board on which he or she served during fiscal 2018. It is the policy of the Board that all directors attend the annual shareholder meeting. All of our directors other than Mr. Saltzman attended the 2018 annual meeting. The non-executive directors (those directors who are not officers or employees of the company) meet in executive session at least four times per year during a regularly scheduled Board meeting without management. Ms. Susan Story, a non-executive and independent director and our Lead Director, presided at the regular executive sessions of the non-executive directors.
COMMITTEE MEMBERSHIP AND MEETINGS
The current committees of the Board are the Audit and Risk Committee, the Corporate Governance, Nominating and Compensation Committee, the Securities Repurchase Committee and the Securities Offerings Committee. The table below provides current membership information.

	Audit and Risk	Corporate Governance, Nominating and Compensation	Securities Repurchase Committee	Securities Offerings Committee
Charles G. von Arentschildt	M	—	—	—
Shelley G. Broader	M	—	—	—
Robert M. Dutkowsky	M	—	—	—
Jeffrey N. Edwards	—	M	M	M
Benjamin C. Esty	C	—	—	—
Anne Gates	M	—	—	—
Gordon L. Johnson	—	C	—	—
Roderick C. McGeary	M	—	—	—
Robert P. Saltzman	—	M	M	AM
Susan N. Story	—	M	M	M
Thomas A. James	—	—	M	M
Paul C. Reilly	—	—	M	M
Francis S. Godbold	—	—	—	AM
_________________
M — Member, C — Chairman, AM — Alternate Member
Below is a description of each committee of the Board. The Board has affirmatively determined that each of the Audit and Risk Committee and the Corporate Governance, Nominating and Compensation Committee consists entirely of independent directors pursuant to rules established by the NYSE and rules promulgated under the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’).

THE AUDIT AND RISK COMMITTEE
The Audit and Risk Committee was chaired during fiscal 2018 by Prof. Esty. The committee currently consists additionally of Ms. Broader, Ms. Gates, and Messrs. von Arentschildt, Dutkowsky and McGeary. (Ms. Gates was appointed to the Audit and Risk Committee, and Mr. Edwards resigned from the Audit and Risk Committee and was appointed to the Corporate Governance, Nominating and Compensation Committee, each effective February 25, 2018.) The committee met nine times during 2018. Under its charter, the committee:

•	is comprised of at least three members of the Board, each of whom is ‘‘independent’’ of the company under the NYSE and SEC rules and is also ‘‘financially literate,’’ as defined under NYSE rules,

•	includes at least one member who has accounting or financial management expertise, and at least one member who qualifies as an ‘‘audit committee financial expert’’ under applicable rules,

•	members and chair are appointed and removed by the Board,

•
members may not serve simultaneously on the audit committees of more than three public companies, including the company, unless the Board determines that such service would not impair such member’s effectiveness and such determination is disclosed under applicable rules,

•	is required to meet prior to each quarterly meeting of the Board and prior to the release of quarterly financial results,

•	periodically meets with the director of Internal Audit and the independent auditor in separate executive sessions without members of senior management present,

•	has the authority to retain independent advisors, at the company’s expense, wherever it deems appropriate to fulfill its duties, and

•	reports to the Board regularly.
The committee’s charter is available on the company’s website. The charter sets forth the committee’s responsibilities, which include:

•	the appointment, retention, compensation and oversight of the work of the independent auditor,

•	annually reviewing the independent auditor’s report and evaluating its qualifications, performance and independence,

•	pre-approval of the independent auditor’s engagement to provide any audit or permitted non-audit services,

•
reviewing and discussing with management and the independent auditor (i) the company’s audited financial statements and related disclosures, including the Management’s Discussion and Analysis of Financial Condition and Results of Operations, (ii) its earnings press releases and periodic filings, (iii) its critical accounting policies, (iv) the quality and adequacy of its internal controls over financial reporting, disclosure controls and procedures, and accounting procedures, (v) any use of non-GAAP financial measures, and (vi) any audit problems or difficulties,

•	approving in advance any proposed hiring of current or former employees of the company’s independent auditor,

•
exercising oversight with respect to the company’s internal audit function, including receiving and reviewing reports from the internal audit department regarding the results of audits undertaken and management’s response to recommendations,

•	exercising its authority to direct the internal audit department to undertake specific projects, including review of specific company departments,

•	exercising oversight with respect to management’s responsibilities to assess and manage key risks, including market, credit, liquidity, funding, operational and reputational risk,

•	exercising oversight of the company’s risk governance structure, including the performance of the CRO,

•	reviewing reports regarding major risk exposures, including the Enterprise Risk Management Report,

•	reviewing the pertinent risk parameters for the company’s most important risks and reviewing and approving corporate risk assessment and management procedures,

•	reviewing reports from the chief compliance officer regarding compliance activities, and from the general counsel regarding material legal and regulatory matters, and

•	preparing the annual report of the Audit and Risk Committee presented in the company’s proxy statement.
In connection with its oversight of management’s responsibilities to address key risks, the committee monitors and oversees the company’s Enterprise Risk Management program, which is under the direction of our CRO. The CRO and other managers have prepared a series of qualitative appetite statements that articulate the company’s conservative risk culture. Tolerance statements and measures have also been developed which attempt to quantitatively define the company’s adherence to its risk appetite. These statements are internally reviewed and approved by a risk committee structure established by management to address specific aspects of risk (i.e., market, liquidity, credit, operational, etc.), and are organized under the direction of the ERMC which is chaired by the CRO. The committee subsequently reviews and approves these risk appetite and tolerance statements on at least an annual basis, and receives periodic reports from the ERMC and the CRO in order to monitor our adherence to them. In addition, the committee receives quarterly risk assessments from the ERMC and the CRO that identify new and emerging risks, changes to internal controls, and results of assurance activities, which include internal audits, regulatory examinations, and other self-assessment activities. Additionally, the chairman of the committee discusses the significant aspects of the Enterprise Risk Management program with the full Board at its regular meetings.
The committee has adopted a policy for pre-approving all audit and non-audit services provided by our independent auditors. The policy is designed to ensure that the auditor’s independence is not impaired. The policy provides that, before the company engages the independent auditor to render any service, the engagement must be specifically approved by the Audit and Risk Committee.
The Board has determined that each member of the committee is ‘‘financially literate’’ under the NYSE listing standards and is ‘‘independent’’ of the company under SEC rules and the NYSE listing rules. The Board has further determined that Ms. Gates and each of Messrs. Esty and McGeary qualifies as an ‘‘audit committee financial expert’’ (as defined under the SEC’s rules and regulations) and also has ‘‘accounting or related financial management expertise.’’
THE CORPORATE GOVERNANCE, NOMINATING AND COMPENSATION COMMITTEE
The Corporate Governance, Nominating and Compensation Committee is chaired by Mr. Johnson and currently consists additionally of Messrs. Edwards and Saltzman, and Ms. Story. (Mr. Edwards was appointed to the committee effective February 25, 2018.) The committee met five times during 2018. Under its charter, the committee:

•	is comprised solely of members of the Board who are ‘‘independent’’ of the company under the NYSE and SEC rules,

•	members are appointed and removed by the Board,

•	is generally required to meet prior to each quarterly meeting of the Board and to hold an additional meeting to approve incentive compensation awards for senior management,

•
has the authority to retain independent advisors, at the company’s expense, wherever it deems appropriate to fulfill its duties, including any compensation consulting firm or other adviser, and has direct responsibility for determining the compensation of, and exercising oversight of the work of, any such adviser, and

•	reports to the Board regularly.
The committee’s charter is available on the company’s website. The charter sets forth the committee’s responsibilities in relation to compensation matters, which include:

•	annually approving the compensation structure for senior management,

•	annually establishing criteria for the compensation of the chief executive officer, evaluating his or her performance and determining the amount of his or her compensation,

•	reviewing executive succession planning for senior management, including the chief executive officer,

•	reviewing and approving the company’s equity-based and other incentive compensation plans, and overseeing the administration thereof,

•	annually reviewing and recommending to the Board the amounts for the company’s contributions to employee benefit plans,

•	overseeing the administration of the company’s other employee benefit plans, and

•	preparing the annual report on executive officer compensation for the company’s proxy statement.
The committee meets at least every three years to review and determine the compensation of the company’s non-executive directors. In reviewing and determining non-executive director compensation, the committee considers, among other things, the following principles:

•
that the compensation should fairly pay the non-executive directors for the work, time commitment and efforts required by directors of an organization of the company’s size and scope of business activities, including service on Board committees,

•	that a component of the compensation should be designed to align the non-executive directors’ interests with the long-term interests of the company’s shareholders, and

•	that non-executive directors’ independence may be compromised or impaired for Board or committee purposes if director compensation exceeds customary levels.
As a part of its review, the committee has engaged Pay Governance LLC as a third-party consultant to report on comparable non-executive director compensation practices and levels. No executive officer of the company is involved in determining or recommending non-executive director compensation levels. See the section of this Proxy Statement entitled ‘‘DIRECTOR COMPENSATION’’ below, for a more detailed discussion of compensation paid to the company’s directors during 2018.
The charter also sets forth the committee’s responsibilities in relation to nominations and corporate governance, which include:

•
identifying potential nominees for director, including candidates recommended by management, reviewing their qualifications and experience, and recommending to the Board a slate of nominees for consideration by shareholders,

•	developing and monitoring compliance with corporate governance policies,

•	leading the Board in an annual review of its performance, and of the performance of each Board committee,

•	periodically reviewing and assessing the company’s codes of ethics to determine whether any changes are appropriate and recommending any such changes to the Board for its approval,

•	making recommendations to the Board with respect to reasonable director compensation, after considering the impact of compensation levels on director independence, and

•	exercising sole authority to retain any search firm to identify director candidates, including sole authority for determining the compensation of, and other terms for the engagement of, any such firm.
The candidates proposed for election in Proposal No. 1 of this Proxy Statement were unanimously recommended by the committee to the Board.

The committee will consider candidates recommended for nomination to the Board by shareholders of the company. Shareholders may nominate candidates for election to the Board under Florida law and our By-laws. Under our By-laws, notice of such a proposal must generally be provided to the Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. In addition, our By-laws contain additional requirements applicable to any shareholder nomination, including a description of the information that must be included with any such proposal. For further information regarding deadlines for shareholder proposals, please see the section of this proxy statement below entitled ‘‘ADDITIONAL INFORMATION — Shareholder Proposals for the 2020 Annual Meeting.’’
The committee reviews the experience and qualifications of all potential nominees to the Board. The manner in which the committee evaluates candidates recommended by shareholders would be generally the same as any other candidate. However, the committee would also seek and consider information concerning any relationship between a shareholder recommending a candidate and the candidate to determine if the candidate can represent the interests of all of the shareholders. The committee would not evaluate a candidate recommended by a shareholder unless the shareholder’s proposal provides that the potential candidate has indicated a willingness to serve as a director, to comply with the expectations and requirements for Board service as publicly disclosed by the company and to provide all of the information required under our By-laws and necessary to conduct an evaluation.
The committee believes there are certain minimum qualifications that each director nominee must satisfy in order to be suitable for a position on the Board, including that such nominee:

•	be an individual demonstrating high standards of integrity and character;

•	offer important perspectives on some aspect of the company’s business based on his or her business experience;

•	may not be on the boards of more than three (3) other public companies; and

•	may not be subject to certain convictions, sanctions, judgments, orders or suspensions imposed by courts or regulatory authorities.
In considering candidates for director nominee, the committee generally assembles all information regarding a candidate’s background and qualifications, evaluates a candidate’s mix of skills and qualifications and determines the contribution that the candidate could be expected to make to the overall functioning of the Board, giving due consideration to the Board balance of diversity of perspectives, backgrounds and experiences. While the committee routinely considers diversity as a part of its deliberations, it has no formal policy regarding diversity. With respect to current directors, the committee considers past participation in and contributions to the activities of the Board. The committee recommends director nominees to the Board based on its assessment of overall suitability to serve in accordance with the company’s policy regarding nominations and qualifications of directors.
THE SECURITIES REPURCHASE COMMITTEE
The Securities Repurchase Committee consists of Jeffrey N. Edwards, Thomas A. James, Paul C. Reilly, Robert P. Saltzman and Susan N. Story. This committee met four times during fiscal 2018. It has authority to approve certain purchases of our stock or notes from time to time. It does not have a separate charter.
THE SECURITIES OFFERINGS COMMITTEE
The Securities Offerings Committee consists of Jeffrey N. Edwards, Thomas A. James, Paul C. Reilly and Susan N. Story, with Robert P. Saltzman and Francis S. Godbold as alternate members. This committee, which did not meet in fiscal 2018, has authority to approve the terms of securities offered under our shelf registration statement filed with the SEC. It does not have a separate charter.

DIRECTOR COMPENSATION
Directors who are Raymond James employees do not receive compensation for their services as directors. The CGN&C Committee reviews and determines the compensation paid to non-executive directors at least every three years. We also reimburse each of our non-executive directors for their travel expenses incurred in connection with attendance at Board of Directors and committee meetings.
The CGN&C Committee has recommended, and the Board has approved, the annual fees for non-executive directors described below. In November 2018, the Board approved an increase in the additional fees for Audit and Risk Committee and CGN&C Committee chairs, effective upon the Annual Meeting, to $60,000 and $30,000, respectively. (All annual cash fees are paid in quarterly installments in arrears for the period of service between regularly-scheduled Board meetings.)

•	Annual Retainer — Annual cash retainer of $100,000

•	Meeting Attendance Fees — No meeting attendance fees

•	Shares Fee — Annual award of restricted stock units with a value of $150,000, which units will vest in full on the first anniversary of the grant

•	Lead Director Fee — An additional annual cash fee of $25,000

•	Audit and Risk Committee Chair — An additional annual cash fee of $50,000

•	Corporate Governance, Nominating and Compensation Committee Chair — An additional annual cash fee of $15,000
We have also entered into indemnification agreements with each of our non-executive directors, which provide for indemnification, to the fullest extent permitted by applicable law, with respect to all expenses and claims that a director incurs in connection with any event or occurrence related to the fact that the director was serving as a director, officer, fiduciary, employee, agent or advisor of Raymond James or any of our affiliates. Pursuant to the agreements, directors may also obtain advancement of certain expenses in connection with indemnified claims. (A copy of the form of indemnification agreement is an exhibit to our Annual Report on Form 10-K, as filed with the SEC.)
Stock Ownership Policy for Non-Executive Directors
The Board maintains a Board and Executive Officer Stock Ownership Policy that requires our non-executive directors to attain certain levels of ownership by the board meeting immediately following the fifth annual meeting of shareholders following their joining our Board. The policy requires non-executive directors to own shares of at least five (5) times the value of their annual cash retainer. For this purpose, shares held are valued at the weighted average of the closing prices on the NYSE on the date of each separate acquisition, and compliance with the policy is tested annually. Shares that count toward satisfaction of the requirement consist of shares directly or indirectly owned, shares jointly owned with immediate family members, shares owned indirectly through a retirement plan, and restricted stock and time-vesting RSUs during the vesting period. Until the required ownership level is achieved, each non-executive director must retain 100% of the net shares (after any deductions from the vesting award for exercise price or taxes) obtained through the company’s share incentive plans.

The following table shows, as of September 30, 2018, the status of our non-executive directors meeting the requirements of the policy.

Name	Year Service Commenced	Shares of Stock Held (#)	Restricted Stock Units Held (#)	Total Shares Held (#)	Share Ownership Goal Met(1)
Charles G. von Arentschildt	2015	5,515	1,644	7,159	✓
Shelley G. Broader	2008	20,237	2,044	22,281	✓
Jeffrey N. Edwards	2014	10,237	2,044	12,281	✓
Benjamin C. Esty	2014	9,537	2,044	11,581	✓
Anne Gates	2018	—	1,617	1,617	—
Gordon L. Johnson	2010	15,707	3,101	18,808	✓
Roderick C. McGeary	2015	4,977	1,644	6,621	✓
Robert P. Saltzman	2007	22,737	2,044	24,781	✓
Susan N. Story	2008	23,094	2,044	25,138	✓
________________

(1)	Based on our current compensation practices, it is anticipated that Ms. Gates will attain her share ownership goal within the time period prescribed by the policy.
Director Compensation Table for 2018
The following table sets forth the compensation paid to our non-executive directors for services during fiscal year 2018.

Name (1)	Fees Paid in Cash ($)(2)		Stock Awards ($)(3)		All Other Compensation ($) (4)	Total ($)
Charles G. von Arentschildt	$100,000		$149,966		$1,438	$251,404
Shelley G. Broader	$100,000		$149,966		$4,174	$254,140
Jeffrey N. Edwards	$100,000		$149,966		$2,690	$252,656
Benjamin C. Esty	$150,000		$149,966		$2,690	$302,656
Anne Gates(5)	$50,000		$149,912	(6)	$—	$199,912
Gordon L. Johnson	$147,500	(7)	$174,918	(8)	$4,806	$327,224
Roderick C. McGeary	$100,000		$149,966		$1,438	$251,404
Robert P. Saltzman	$107,500	(9)	$149,966		$4,174	$261,640
Susan N. Story	$125,000		$149,966		$4,174	$279,140
________________

(1)
Mr. Godbold, our Vice Chairman, is an employee who does not receive any additional compensation for services as a director. Please see the section below entitled “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” for information regarding his compensation as an employee.

(2)	Includes the annual retainer and, as applicable, Lead Director and committee chair fees.

(3)
The amounts shown in this column represent the aggregate grant date fair value of restricted stock units (‘‘RSUs’’) granted to our directors who are not Named Executive Officers in fiscal year 2018. With the exception of RSUs awarded to Ms. Gates upon her appointment to the Board (see footnote 6 below for more information) and Mr. Johnson for service as a director of RJ Bank, the grant date fair value per share of the RSUs granted to each of the directors in fiscal year 2018 under Accounting Standards Codification (ASC) Topic 718 (‘‘ASC Topic 718’’) was $91.22. Awards vest on the first anniversary of the grant.

(4)	All other compensation represents accrued dividend equivalents on unvested restricted stock units as of September 30, 2018.

(5)	Ms. Gates was appointed to the Board on February 25, 2018.

(6)	Includes 1,617 RSUs awarded to Ms. Gates upon her appointment to the Board in February 2018. The grant date fair value per share of these RSUs was $92.71.

(7)
The fees paid in cash to Mr. Johnson include $40,000 paid to him by RJ Bank for his service as a director and $7,500 for his service as the Corporate Governance, Nominating and Compensation Committee Chair.

(8)	Includes 277 RSUs awarded to Mr. Johnson for service as a director of RJ Bank. The grant date fair value per share of these RSUs was $90.08.

(9)	Includes $7,500 for his service as the Corporate Governance, Nominating and Compensation Committee Chair.
The aggregate number of share awards outstanding, as of September 30, 2018, for each of our non-executive directors was as follows:

Name	Restricted Stock Units Outstanding (#)
Charles G. von Arentschildt	1,644
Shelley G. Broader	2,044
Jeffrey N. Edwards	2,044
Benjamin C. Esty	2,044
Anne Gates	1,617
Gordon L. Johnson	3,101
Roderick C. McGeary	1,644
Robert P. Saltzman	2,044
Susan N. Story	2,044

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS
The following table sets forth the shares beneficially owned as of December 18, 2018 by each shareholder known to us to beneficially own more than five percent (5%) of the company’s outstanding shares. The percentage of ownership indicated in the following table is based on 142,541,858 shares outstanding as of December 18, 2018.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Thomas A. James, Chairman Emeritus, Director,	13,867,199		9.73%
880 Carillon Parkway, St. Petersburg, FL 33716
The Vanguard Group, Inc., 100 Vanguard Boulevard,	13,277,454	(2)	9.19%
Malvern, PA 19355
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	8,483,302	(3)	5.90%
________________

(1)	Except as described otherwise in the footnotes to this table, each beneficial owner in the table has sole voting and investment power with regard to the shares beneficially owned by such owner.

(2)
On February 12, 2018, The Vanguard Group, Inc., on behalf of itself and certain of its affiliates (collectively, “Vanguard”), filed a Schedule 13G/A with the SEC indicating that Vanguard had sole voting power with respect to 180,896 shares, shared voting power with respect to 26,368 shares, sole dispositive power with respect to 13,070,730 shares, and shared dispositive power with respect to 206,724 shares, of our common stock.

(3)
On January 29, 2018, BlackRock, Inc., on behalf of itself and certain of its affiliates (collectively, ‘‘BlackRock’’), filed a Schedule 13G/A with the SEC indicating that BlackRock had sole voting power with respect to 7,457,224 shares, and sole dispositive power with respect to 8,483,302 shares, of our common stock.

SECURITY OWNERSHIP OF MANAGEMENT
The following table lists the shares of common stock beneficially owned as of December 18, 2018 by (1) each director and director nominee, (2) each executive officer named in the Summary Compensation Table below, and (3) all current directors, director nominees and executive officers as a group. The percentage of ownership indicated in the following table is based on 142,541,858 of the company’s shares outstanding on December 18, 2018.
Beneficial ownership reported in the below table has been determined according to SEC regulations and includes shares that may be acquired within 60 days after December 18, 2018, upon the exercise of outstanding stock options and the vesting of restricted stock units. Unless otherwise indicated, all directors, director nominees and executive officers have sole voting and investment power with respect to the shares shown. Except as indicated, no shares are pledged as security. As of December 18, 2018, no individual director, director nominee or named executive officer other than Thomas A. James, our Chairman Emeritus, owned beneficially 1% or more of our shares, and our directors, director nominees and executive officers as a group owned approximately 10.74% of our outstanding shares.

Name	Common Stock Beneficially Owned
	Owned Shares		Number of Shares Subject to Exercisable Stock Options	Number of Shares Subject to Vesting of Restricted Stock Units	Total Number of Beneficially Owned Shares	Percent of Class
Thomas A. James	13,867,199	(1)(2)	—	—	13,867,199	9.73%
Charles G. von Arentschildt	5,515		—	—	5,515	*
Shelley G. Broader	20,237		—	—	20,237	*
James E. Bunn	17,664	(2)	1,800	—	19,464	*
Robert M. Dutkowsky	—		—	—	—	*
Jeffrey N. Edwards	10,237		—	—	10,237	*
Benjamin C. Esty	9,537		—	—	9,537	*
Anne Gates	—		—	—	—	*
Francis S. Godbold	154,658	(2)	—	—	154,658	*
Gordon L. Johnson	15,707		—	—	15,707	*
Jeffrey P. Julien	85,003	(2)(3)	5,400	—	90,403	*
Roderick C. McGeary	4,977		—	—	4,977	*
Paul C. Reilly	149,001	(2)	—	—	149,001	*
Robert P. Saltzman	22,737		—	—	22,737	*
Susan N. Story	23,094		—	—	23,094	*
Jeffrey E. Trocin	201,004	(2)	20,426	—	221,430	*
Dennis W. Zank	196,665	(2)	14,890	—	211,555	*
All Directors and Executive Officers as a Group (28 persons)	15,163,646	(2)	165,734	—	15,329,380	10.74%
__________________

*	Less than 1%.

(1)
Includes 662,754 shares held by the Robert A. James Irrevocable Trust, for which Thomas A. James serves as trustee, and which has as beneficiaries other James family members. Thomas A. James disclaims any beneficial ownership interest in this trust. Includes 108,087 shares held by Thomas A. James’ spouse.

(2)	Includes shares credited to Employee Stock Ownership Plan accounts.

(3)	Includes 5,660 shares held by Mr. Julien’s spouse.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
This section of our Proxy Statement presents a discussion and analysis of the philosophy and objectives of our Board’s Corporate Governance, Nominating and Compensation Committee (referred to in this section as the “Committee”) in designing and implementing compensation programs for our executive officers. This section describes the 2018 compensation determinations relating to our chief executive officer (“CEO”), chief financial officer, and our next three most highly compensated executive officers (collectively referred to as our “named executive officers” or “NEOs”). Our named executive officers for 2018 were:

•	Paul C. Reilly, Chairman and Chief Executive Officer

•	Jeffrey P. Julien, Executive Vice President — Finance and Chief Financial Officer

•	James E. Bunn, Co-President - Global Equities and Investment Banking - Raymond James & Associates, Inc.

•	Jeffrey E. Trocin, Co-President - Global Equities and Investment Banking - Raymond James & Associates, Inc.

•	Dennis W. Zank, former Chief Operating Officer
We seek to establish and maintain compensation policies that will enable us to attract, motivate and retain high-quality executive officers and ensure that their individual interests are aligned with those of our shareholders. Our goal is to utilize our compensation programs to reward executive officers for the achievement of long-term strategic and operational goals and increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Our executive officers’ total compensation is comprised of a mix of base salary, annual incentive bonus (which includes both cash and time- and performance-based vesting restricted stock unit awards), grants of retention restricted stock units, and retirement plan contributions. The Committee does not utilize formulaic financial performance goals or targets in awarding compensation. Rather, the Committee reviews company and individual performance each year, and then applies its discretion in determining the appropriate amounts of compensation for the fiscal year, based on a variety of factors, both objective and subjective.
Fiscal 2018 Company Performance Highlights

Financial Performance.   Our company generated strong financial results in fiscal 2018. We achieved record annual net revenues of $7.3 billion and record net income of $856.7 million, or $5.75 per diluted share. On a non-GAAP basis, adjusted net income was $964.8 million,(1) or $6.47 per diluted share.(1) Our other financial accomplishments during the year included:

•	Net revenues increased 14% and diluted earnings per share increased 33% compared to fiscal 2017,

•	Adjusted diluted earnings per share of $6.47(1) increased 24% compared to adjusted diluted earnings per share of $5.23(1) in fiscal 2017,

•	Our return on equity for the fiscal year was 14.4%, or 16.0%(1) on an adjusted basis, which is an admirable result particularly given our prudent capital position throughout fiscal 2018, and

•	The ratio of the firm’s total capital to risk-weighted assets remained above 20% throughout the year, well above regulatory requirements.

________________
(1) Adjusted net income, adjusted earnings per diluted share, and adjusted return on equity are non-GAAP measures. Please refer to Appendix B for reconciliations of these measures to the most directly comparable GAAP measures and other required disclosures.

The firm’s solid performance in fiscal 2018 was driven by record annual net revenues and pre-tax income in our Private Client Group segment, Asset Management segment and Raymond James Bank.

•
Private Client Group - Record net revenues of $5.09 billion increased 15% and record pre-tax income of $576.1 million increased 54% over fiscal 2017. Record net revenues were driven by strong growth in assets in fee-based accounts, a significant net increase in the number of financial advisors to a record 7,813, and the benefit derived from higher short-term interest rates. Private Client Group assets under administration ended the fiscal year at a record $755.7 billion, representing 15% growth over September 30, 2017.

•
Asset Management - Record net revenues of $654.4 million increased 34% and record pre-tax income of $235.3 million increased 37% over fiscal 2017. Record net revenues were driven by growth in financial assets under management, which reached a record $140.9 billion at the end of the fiscal year. The 46% annual growth in financial assets under management was attributable to the acquisition of Scout Investments and its Reams Asset Management division as well as strong net inflows in fee-based accounts in the Private Client Group and market appreciation.

•
Raymond James Bank - Record net revenues of $726.7 million increased 23% and record pre-tax income of $491.8 million increased 20% over fiscal 2017. Record results were driven by robust loan growth with a focus on lending to clients of the Private Client Group and Capital Markets segments. Net loans at Raymond James Bank finished the year at a record $19.5 billion, reflecting 15% growth for the year. The increase in short-term interest rates helped the Bank’s net interest margin increase by 12 basis points to 3.22% in fiscal 2018 from 3.10% in fiscal 2017. Credit metrics continued to improve, with criticized loans decreasing 12% compared to fiscal 2017 and criticized loans as a percentage of total loans declining to 1.18% compared to 1.54% for fiscal 2017.

•
Capital Markets - Net revenues of $963.8 million and pre-tax income of $90.6 million decreased 5% and 36% compared to fiscal 2017, respectively. Results in the Capital Markets segment were helped by record investment banking revenues of $440.8 million, which were up 11% over fiscal 2017. The record investment banking revenues, which were led by record M&A results, partially offset the decline in institutional commissions during the fiscal year.

________________
(1) Adjusted net income, adjusted earnings per diluted share, and adjusted return on equity are non-GAAP measures. Please refer to Appendix B for reconciliations of these measures to the most directly comparable GAAP measures and other required disclosures.

Strategic Execution.   In addition to outstanding financial results, the firm successfully executed several strategic initiatives during fiscal 2018. In the Private Client Group segment, fiscal 2018 was a record year for financial advisor recruiting, and retention of advisors remained excellent. In the Capital Markets segment, we continued to make significant investments to expand and strengthen our M&A platform, both in the U.S. and Europe. In the Asset Management segment, we successfully completed the acquisition and integration of Scout Investments and its Reams Asset Management division and continued to increase the utilization of both managed and non-managed fee-based accounts by our Private Client Group clients. Raymond James Bank continued to utilize its lending solutions to better serve clients in the Private Client Group and Capital Markets segments, and continued to grow its agency-backed securities portfolio to efficiently utilize its capital. Finally, we continued investing heavily in technology to strengthen our relationships with our advisors and clients and to remain compliant with regulatory requirements. Most importantly, we successfully implemented these strategic initiatives while maintaining our unique, client-focused culture.
Summary of Compensation Decisions for 2018
After assessing the company’s financial and strategic performance for fiscal 2018, and after further evaluating the individual performance of our named executive officers, the Committee exercised its discretion to award total annual direct compensation for 2018 to our NEOs as set forth in the following table. For purposes of this table, ‘‘total annual direct compensation’’ means the sum of (i) salary for the fiscal year indicated, (ii) the annual bonus (both cash and equity components) earned for the fiscal year indicated, and (iii) retention RSUs earned for the fiscal year indicated but granted in the subsequent fiscal year.

Total Annual Direct Compensation
Named Executive Officer	Fiscal 2018	Fiscal 2017	Percentage Increase/(Decrease)
Paul C. Reilly	$12,453,375	$11,090,000	12.29%
Jeffrey P. Julien	$3,426,350	$3,121,500	9.77%
James E. Bunn	$4,412,600	$—	na
Jeffrey E. Trocin	$3,830,060	$4,246,500	(9.81)%
Dennis W. Zank	$3,330,000	$4,021,500	(17.20)%
This table depicts how the Committee viewed its compensation decisions for our NEOs, but the presentation herein differs substantially from the Summary Compensation Table (‘‘SCT’’) on page 41 that is required by SEC rules. This table is not a substitute for the information presented in the SCT. Among other differences, the table above includes equity awards in the column for the fiscal year they were earned, rather than the year in which the grant date occurred. Please see the note on page 34 for further important information on the differences between this presentation and the SCT.
While it considers numerous factors with respect to company and individual performance during the year, as well as certain market data regarding compensation levels for particular comparable industry positions, the Committee does not attempt to rank or assign relative weight to any particular factor. The Committee does not rely on any single factor as a substitute for its own judgment in making compensation decisions, but rather applies its independent discretion in considering them in their entirety. Although the Committee did not ‘‘benchmark’’ compensation against the compensation practices of a peer group, it did engage an outside compensation consultant, Pay Governance LLC, to provide certain market data in connection with its 2018 compensation determinations for certain of our executive officers, including our chief executive officer. The Committee uses such data as a reference to assist it in maintaining a general awareness of industry compensation standards and trends. The market data does not formulaically determine the Committee’s compensation decisions for any particular executive officer. The Committee does not target a particular percentile of the peer group with respect to total pay packages or any individual component of pay.

________________
(1) Adjusted net income, adjusted earnings per diluted share, and adjusted return on equity are non-GAAP measures. Please refer to Appendix B for reconciliations of these measures to the most directly comparable GAAP measures and other required disclosures.

For 2018, the Committee approved the use of two peer groups:

•
A “corporate” peer group that was considered in reference to compensation decisions for Messrs. Reilly and Julien (our chief executive officer and chief financial officer, respectively), which included compensation information for similar positions in companies of comparable size to Raymond James (“Corporate Peers”), and

•
A second peer group that was considered in reference to compensation decisions for Messrs. Bunn and Trocin (our Co-Presidents, Global Equities and Investment Banking), which included compensation information for similar positions in companies of size and complexity comparable to this business unit (“Equity Capital Markets Peers”).

For its evaluation of 2018 compensation, the Committee - on the recommendation of its outside consultant - determined to revise the composition of the Equity Capital Markets Peers that it used in the prior fiscal year by replacing certain constituent companies. These changes were made to more closely align the peer group with the markets in which Equity Capital Markets competes for business and talent.  The Committee believes that, following such revision, the Equity Capital Markets Peer group is better aligned with the size, scale and complexity of the Company’s Equity Capital Markets business.
In light of Mr. Zank’s retirement, the Committee did not consider peer group data in determining his 2018 compensation.
The following table lists the companies that make up each of these peer groups:

Corporate Peers	Equity Capital Markets Peers
Affiliated Managers Group	Cannacord Genuity
Ameriprise Financial Inc.	Cowen and Company
Charles Schwab Corp.	D.A. Davidson & Co.
E Trade Financial Corp.	Evercore Partners Inc.
Edward Jones	Jefferies
Franklin Resources Inc.	JMP Group LLC
Invesco Ltd.	KeyCorp.
Lazard Ltd.	Macquarie Group Limited
Legg Mason, Inc.	Moelis & Company
Leucadia National Corp.	Nomura Securities
LPL Financial Holdings Inc.	Piper Jaffray
Northern Trust Corp.	Robert W. Baird & Co.
Robert W. Baird	SunTrust/Robinson Humphrey
State Street Corp.	William Blair & Company
Stifel Financial Corp.
T. Rowe Price Group Inc.
TD Ameritrade Holding Corp.

Elements of Compensation
The Committee seeks to utilize a balanced mix of compensation elements to achieve its goals, with total compensation for our executive officers heavily weighted towards variable elements that reward long-term performance. The following table describes each component of our executive compensation program, how it is determined, and the purpose or purposes we believe it accomplishes.

Compensation Type	Pay Element		How It Is Determined		What It Does
Fixed		Base Salary	➢	Varies with experience, duties and scope of responsibility	➢	Provides a base level of fixed pay
			➢	Internal and external market factors
			➢	Reviewed annually and adjusted effective at the beginning of each calendar year
Variable		Annual Bonus — Cash	➢	Based upon company’s annual financial results and progress against strategic objectives	➢	Provides a competitive annual incentive opportunity
			➢	Funded from a pool not to exceed 6% of consolidated pre-tax income, with no individual bonus to exceed 3%
			➢	For CEO, 50% of annual bonus is delivered in cash, and 50% in the form of equity awards - see below
			➢	For other NEOs, if annual bonus exceeds $275,000, a portion is delivered in the form of equity awards − see below
Variable		Annual Bonus — Equity	➢	For CEO, 50% is delivered in the form of restricted stock units (‘‘RSUs’’), with 40% of those consisting of time-vesting RSUs and 60% consisting of performance-vesting RSUs	➢	Aligns executive with shareholder interests
			➢	For other NEOs, if annual bonus exceeds $275,000, a variable portion of the amount above $250,000 is delivered in the form of RSUs, with the equity proportion increasing with size of bonus	➢	Encourages retention by vesting at end of 3-year period
			➢	One-half of RSUs vest on 3rd anniversary of grant, and the remaining one-half vest on 3rd anniversary of grant conditional on company performance as set forth below
			➢	Performance vesting requires company to attain defined adjusted, or non-GAAP, average after-tax return on equity (‘‘ROE’’) levels over the vesting period	➢	Performance vesting awards depend on company’s achievement of ROE thresholds, thus further aligning executive with long-term shareholder interests
			➢	For 2018 awards, vesting formula ranges between 0% of award for ROE <7% to 150% of award for ROE ≥ 19%
Variable		Retention Awards - RSUs	➢	Annual RSU grants to executives are driven by retention needs	➢	Aligns executive with shareholder interests
			➢	Grant amounts vary based on executive level	➢	Encourages retention by vesting 60% on 3rd anniversary, and 20% on each of 4th and 5th anniversaries of grant date

Variable		Retirement Plan Contributions —
	●	Profit Sharing Plan	➢	Contributions to Profit Sharing, ESOP and LTIP determined annually based on company performance	➢	Profit Sharing, ESOP and LTIP align executive with shareholder interests since they are funded based on company financial results
	●	Employee Stock Ownership Plan (‘‘ESOP’’)	➢	Profit Sharing and ESOP are company-funded qualified retirement plans covering all associates
	●	Long Term Incentive Plan (‘‘LTIP’’)	➢	LTIP is a non-qualified, company-funded retention plan for highly compensated employees which relates to earnings in excess of qualified plan compensation limits	➢	LTIP encourages retention by vesting at end of five-year period
	●	401(k) Plan	➢	Modest matching of employee contributions into 401(k) Plan	➢	401(k) facilitates tax-advantaged retirement savings

Changes to our Compensation Practices for 2018
We made the following change to our compensation practices:
•Substantially Increased Portion of CEO Bonus Delivered as Equity - For the annual bonus awarded to Mr. Reilly, our Chairman and Chief Executive Officer, for 2018 performance, the Committee determined to increase the portion delivered in the form of equity awards. Rather than apply the sliding scale utilized for our other named executive officers, the Committee determined that fully fifty percent (50%) of the overall bonus should be delivered in the form of RSUs.
•Substantially Increased Portion of CEO Equity Award Delivered as Performance RSUs - For the portion of Mr. Reilly’s bonus delivered in the form of RSUs, the Committee determined to increase to sixty percent (60%) the portion delivered as performance-vesting RSUs, with the remaining forty percent (40%) delivered as time-vesting RSUs.
•Adjusted Return on Equity (ROE) Vesting Thresholds for Performance RSUs - We defer a portion of annual bonus amounts for our executive officers in the form of equity awards. Such equity awards take the form of RSUs, a portion of which vest only if the company achieves certain adjusted (or non-GAAP) average after-tax ROE levels over a three-year measurement period. With respect to grants for fiscal 2018, we once again raised the adjusted ROE performance levels required for attaining the vesting percentages, which range from 0% to 150% of the target RSU grant. For example, the adjusted ROE that the company must achieve in order for 100% of such RSUs to vest was increased from 12% to 13%. Similarly, the adjusted ROE required for threshold and maximum vesting levels was increased from 6% to 7%, and from 18% to 19%, respectively. We adjust these performance targets periodically to reflect equity, interest rate and credit market conditions, and to ensure that vesting of these awards to our executive officers remains a challenge but is reasonably attainable considering our Board’s commitment to maintaining conservative capital levels. The above adjustments were made primarily to reflect the change in federal corporate income tax rates, which took effect in 2018.
The Committee determined that the above-described changes in our CEO’s cash/equity mix and proportion of time-vesting versus performance-vesting equity were appropriate for the following reasons:

•	they more closely align the company’s CEO compensation with practices observed across our compensation peer group and the broader financial services sector;

•	they increase the transparency of the pay-for-performance relationship by tying a larger portion of pay to return on equity goals; and

•	they further enhance the already strong alignment of CEO pay with long-term shareholders’ interests by increasing the amount of compensation delivered in the form of equity.
Our Compensation Practices
We describe below certain of our executive compensation practices that we believe best serve to align our executives’ pay with company performance and their individual performance, promote good corporate governance, and serve our shareholders’ long-term interests. Following this information is a list of certain compensation practices that we avoid.
What We Do
☑ Pay for performance. We award annual variable compensation based on the performance of the company and the individual. The great majority of our executive officers’ compensation is variable and not guaranteed. Base salaries for our named executive officers in 2018 constituted only 4%, in the case of our CEO, and 8% — on average — for our other NEOs, of their total annual compensation.

☑ Use deferred compensation. Variable compensation for our executive officers also includes a deferred component, in that a portion of annual bonuses (‘‘stock bonus awards’’) is delivered in the form of restricted stock units (‘‘RSUs’’).
☑ Performance-based equity awards. The vesting of sixty percent (60%), in the case of our CEO, and fifty percent (50%), in the case of our other NEOs, of the RSUs awarded to our executive officers as stock bonus awards is tied to the achievement of defined adjusted (or non-GAAP) average after-tax return on equity levels over a three-year measurement period (“performance vesting”). For more information regarding equity awards, see the section below entitled ‘‘Compensation Framework — Policies and Process.’’
☑ Long vesting periods. Both the time-vesting and performance-vesting portions of our stock bonus awards generally vest on a cliff basis three years after the grant date. Both our outstanding legacy stock options and the retention RSUs with which we have replaced them generally vest 60% on the 3rd anniversary, and 20% on each of the 4th and 5th anniversaries, of their grant dates. In addition, each award under our LTIP, a non-qualified, company-funded retention plan for highly compensated employees, vests only at the end of a five-year period.
☑ ‘‘Clawback’’ policy. We maintain a robust compensation recoupment (or ‘‘clawback’’) policy, which permits the company to recover compensation in the event of a financial restatement, inaccurate performance measures, and serious misconduct or materially imprudent judgment that results in material financial or reputational harm to the company.
☑ Stock ownership guidelines. We maintain stock ownership requirements for our executive officers, creating a further link between management interests, company performance and shareholder value. All of our named executive officers have reached or exceeded the ownership requirements.
☑ ‘‘Double triggers.’’ Our award agreements for RSUs generally maintain the requirement of ‘‘double triggers’’ on the accelerated vesting of awards in the event of a change in control, meaning that an executive must actually be terminated following the change in control before vesting will be accelerated.
☑ Modest perquisites. We provide very modest perquisites that provide a sound benefit to the company’s business.
What We Don’t Do
☒ No long-term employment agreements. Our executive officers, including our CEO and other named executive officers, are employed by us on an ‘‘at will’’ basis and do not have any special arrangements for severance payments following termination.
☒ No dividends on unearned performance-based awards. We do not pay dividends or dividend equivalents on performance-based awards during the vesting period. Rather, dividends are deferred and paid only based on performance achieved, with no premiums.
☒ No ‘‘gross ups.’’ We do not generally provide excise tax ‘‘gross ups,’’ other than in the case of certain relocation expenses, consistent with our relocation policy.
☒ No short selling or use of derivatives. Our insider trading policy prohibits our executive officers from short selling or dealing in publicly-traded options in our common stock.
☒ No pledging by insiders. Our directors and executive officers have no shares held in margin accounts or pledged to third parties. The company maintains a policy under which such individuals are prohibited from pledging our common stock, subject to any exception granted for a non-margin pledge upon special application.
☒ No option re-pricing. Our equity incentive plans contain certain provisions prohibiting option re-pricing absent approval of our shareholders.

☒ No option backdating or ‘‘spring-loading.’’ We do not backdate options or grant options retroactively. In addition, we do not coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Options for our stock are granted at fair market value on a fixed date or event, with all required approvals obtained in advance of or on the actual grant date.
2018 Compensation Decisions
In November 2018, our chairman and chief executive officer, Mr. Reilly, evaluated the individual performance of each executive officer, including the named executive officers, against previously-determined individual goals. Mr. Reilly made recommendations to the Committee as to the amounts of annual bonus and retention restricted stock units to be awarded each named executive officer (other than himself). The Committee reviewed and discussed such recommendations, as well as certain market data provided by its compensation consultant, Pay Governance LLC, with respect to the compensation of certain of the named executive officers. The Committee evaluated the performance of Mr. Reilly and each of our other named executive officers in light of all the above information and approved the compensation of each, as further described below.
Target Compensation for 2018
The Committee sets annual compensation targets for our executive officers. The 2018 compensation targets were based upon historical compensation, financial industry surveys and fiscal 2018 budget projections. The fiscal year 2018 bonus targets were as follows:

Named Executive Officer	2018 Bonus Target
Paul C. Reilly	$8,000,000
Jeffrey P. Julien	$2,000,000
James E. Bunn	$2,800,000
Jeffrey E. Trocin	$2,800,000
Dennis W. Zank	$2,900,000
Upon setting the targets, the Committee also stipulated that annual bonuses would be funded from a pool equal to 6% of consolidated pre-tax income, with no individual bonus to exceed 3% of such measure.
Individual Performance for 2018
Set forth below is a summary of the material accomplishments for 2018 of each named executive officer, grouped by the areas of focus determined by the Committee at the beginning of the fiscal year, and which the Committee considered in exercising its discretion to award compensation for 2018. The Committee awarded each named executive officer an annual bonus in the amount indicated.

Paul C. Reilly, Chairman and Chief Executive Officer —	2018 Annual Bonus: $11,000,000
The Committee reviewed Mr. Reilly’s achievements during the course of fiscal 2018, noting that, with respect to financial performance: the company achieved record annual net revenues of $7.27 billion and record net income of $856.7 million, representing increases of 14% and 35%, respectively, over fiscal 2017; even excluding the positive effect of a lower corporate tax rate, adjusted pre-tax income of $1.31 billion(1) grew by 17% over fiscal 2017; the company achieved a 14.4% return on equity (adjusted return on equity of 16.0%(1)) while continuing to maintain conservative levels of capital and liquidity; Private Client Group, Raymond James Bank, and the Asset Management units had record net revenues and record pre-tax income; the company reached a record $790.4 billion in client assets under administration; additionally, the company grew financial assets under management to a record $140.9 billion, substantially driven by the successful acquisition of Scout Investments and its Reams Asset Management division. Financial Advisor recruiting continued to be very strong, ending fiscal 2018 with 7,813 advisors, an increase of 6.4% from fiscal 2017 year-end. In addition, the Committee noted the substantial progress made by the company under Mr. Reilly’s leadership in critical strategic areas such as senior management succession planning, diversity & inclusion initiatives, building out the firm’s Supervision and Compliance infrastructure, overseeing capital & liquidity management and continued community involvement.

Jeffrey P. Julien, Chief Financial Officer —	2018 Annual Bonus: $2,750,000
The Committee reviewed Mr. Julien’s achievements during the course of fiscal 2018, noting that, with respect to financial performance: he supported the company in achieving record net revenues of $7.27 billion, record adjusted pre-tax income of $1.31 billion(1) and an adjusted return on equity of 16.0%(1). His leadership as Chairman of Raymond James Bank resulted in asset growth of 11% and record bank net revenues and pre-tax income, all while maintaining strong credit discipline. In addition, the Committee noted Mr. Julien’s important contributions in finalizing the Scout Investment and Reams Asset Management acquisition and analyzing other potential strategic investments, his successful efforts in the introduction of the firm’s Enterprise Financial Reporting and Accounting (EFRA) system, his management of capital and liquidity, as well as his involvement in successfully managing risk.

James E. Bunn, Co-President, Global Equities and Investment Banking —	2018 Annual Bonus: $3,750,000
The Committee reviewed Mr. Bunn’s achievements during fiscal 2018, noting that, with respect to financial performance: the Equity Capital Markets business exceeded budgeted revenues and pre-tax income. The business also increased its revenues over fiscal 2017, helped by record Investment Banking revenues, which reached $327 million for the year. The Committee also noted that, in his capacity as Acting Head of Investment Banking, Mr. Bunn was responsible for significant growth in investment banking revenues, including record M&A results, as well as expanding the European advisory business. It was also noted that Mr. Bunn had maintained cost discipline within the Research business.

Jeffrey E. Trocin, Co-President, Global Equities and Investment Banking —	2018 Annual Bonus: $3,300,000
The Committee reviewed Mr. Trocin’s achievements during the course of fiscal 2018, noting that, with respect to financial performance: the Equity Capital Markets business exceeded budgeted revenues and pre-tax income. The business also increased its revenues over fiscal 2017, helped by record levels of Investment Banking revenues, which reached $327 million for the year. In addition, the Committee noted significant progress in growing M&A advisory revenue to record levels, maintaining expense control and achieving above-target results in banker productivity levels. Mr. Trocin also assisted in overseeing the company’s compliance efforts in connection with private equity and the disposal of certain holdings. The Committee further acknowledged Mr. Trocin’s management of a smooth leadership transition to Mr. Bunn during the course of the fiscal year.

Dennis W. Zank, Chief Operating Officer —	2018 Annual Bonus: $3,000,000
The Committee reviewed Mr. Zank’s achievements during the course of fiscal 2018, noting that he led the Private Client Group to record net revenues of $5.09 billion and record pre-tax income of $576.1 million, increases of 15% and 54%, respectively, over fiscal 2017, which had been negatively impacted by $130 million in legal reserves. In addition, the Committee noted that Mr. Zank: oversaw record recruiting results, with the number of financial advisors increasing to a record 7,813; recruited trailing 12-month production of over $300 million; and managed regrettable attrition of financial advisors to less than 1%. The Committee further observed that Mr. Zank helped control the firm’s expenses to within budgeted levels in almost all administrative areas under his purview. Notwithstanding the above achievements, the Committee considered Mr. Zank’s leadership transition beginning in April 2018 and his overall management performance in his role prior to his retirement on September 30, 2018, and exercised its discretion to reduce the proposed amount of his 2018 bonus.

________________
(1) Adjusted pre-tax income, adjusted pre-tax margin, and adjusted return on equity are non-GAAP measures. Please refer to Appendix B for reconciliations of these measures to the most directly comparable GAAP measures and other required disclosures.

Annual Direct Compensation for 2018
After assessing the company’s financial and strategic performance for fiscal 2018, and after further evaluating the individual performance of our named executive officers, as described above, the Committee exercised its discretion to award annual direct compensation for 2018 to our NEOs as set forth in the following table.
The table below depicts how the Committee viewed its compensation decisions for our NEOs, but the presentation therein differs substantially from the Summary Compensation Table (‘‘SCT’’) on page 41 that is required by SEC rules. The table below is not a substitute for the information presented in the SCT.
There are two principal differences between the SCT and the Annual Direct Compensation Table:

•
The company grants both the cash and equity components of annual bonus after our earnings for a performance year have been announced. In both the Annual Direct Compensation Table and the SCT, cash incentive compensation paid in fiscal 2019 for fiscal 2018 performance is shown as 2018 compensation. The presentation below treats equity awards similarly, so that equity awards granted in fiscal 2019 for 2018 performance are shown as 2018 compensation. The SCT does not follow this treatment, however, and instead reports the value of equity awards in the year in which they are granted, rather than the year in which they were earned. As a result, the SCT reports as 2018 compensation the value of equity awards granted in 2018 for 2017 performance.

•	The SCT reports ‘‘All Other Compensation.’’ These amounts are not part of the Committee’s compensation determinations and are therefore not shown in the presentation below.

Name	Year	Annual Direct Compensation
		Salary	Incentive Compensation					Total
			Cash Bonus	Time Vesting Stock Bonus Awards(1)(2)	Performance Vesting Stock Bonus Awards(1)(2)(3)		Time Vesting Stock Retention Awards(2)(4)
Paul C. Reilly	2018	$500,000	$5,500,043	$2,199,983	$3,299,974	(5)	$953,375	$12,453,375
Chairman and Chief	2017	$486,250	$5,700,056	$1,900,015	$1,899,929	(6)	$1,103,750	$11,090,000
Executive Officer - RJF	2016	$445,000	$4,575,034	$1,337,519	$1,337,447	(7)	$719,400	$8,414,400
Jeffrey P. Julien	2018	$295,000	$2,262,508	$243,746	$243,746	(5)	$381,350	$3,426,350
Executive VP, Finance	2017	$280,000	$2,000,070	$199,965	$199,965	(6)	$441,500	$3,121,500
and Chief Financial Officer - RJF	2016	$280,000	$1,737,554	$156,259	$156,187	(7)	$359,700	$2,689,700
James E. Bunn Co-President, Global Equities and Investment Banking - RJA	2018	$281,250	$2,825,052	$462,474	$462,474	(5)	$381,350	$4,412,600
Jeffrey E. Trocin	2018	$301,250	$2,600,054	$350,011	$349,935	(5)	$228,810	$3,830,060
Co-President, Global Equities	2017	$305,000	$2,700,053	$400,017	$399,930	(6)	$441,500	$4,246,500
and Investment Banking - RJA	2016	$305,000	$1,620,000	$140,017	$139,944	(7)	$359,700	$2,564,661
Dennis W. Zank	2018	$330,000	$2,450,004	$275,036	$274,960	(5)	$—	$3,330,000
Chief Operating Officer - RJF	2017	$330,000	$2,575,074	$337,463	$337,463	(6)	$441,500	$4,021,500
	2016	$330,000	$2,450,012	$275,030	$274,958	(7)	$359,700	$3,689,700
__________________

(1)
Other than with respect to Mr. Reilly’s 2018 bonus, represents the applicable portion of any annual bonus that exceeds $275,000 for each NEO that is delivered in the form of restricted stock units (‘‘RSUs’’). The proportion delivered in RSUs varies with the size of the annual bonus according to the formula presented on page 38 hereof. Of Mr. Reilly’s 2018 total bonus, 50% was delivered in cash and 50% in RSUs. Of the RSUs, 40% were subject to time-vesting and 60% were subject to performance vesting. Each RSU vests, if at all, on the third anniversary of the grant date.

(2)
Each RSU represents a contingent right to receive (i) one share of common stock and (ii) non-preferential dividend equivalents equal to the sum of any dividends on the shares of common stock underlying the RSU that were actually paid during the vesting period.

(3)
Represents the aggregate number of RSUs delivered as annual bonus, computed as described in footnote (1) to this table, and assuming vesting of 100% of the respective awards. RSUs reported in this column vest, if at all, contingent upon the company achieving certain defined adjusted (or non-GAAP) average after-tax return on equity (‘‘ROE’’) levels over a 3-year measurement period, in accordance with the formula presented in footnote (21) to the Outstanding Equity Awards at Fiscal Year End for 2018 table.

(4)	Stock retention awards delivered in the form of RSUs. The RSUs vest 60% on the third, and 20% on each of the fourth and fifth anniversaries of the grant date.

(5)
RSUs granted in fiscal year 2019 vest contingent upon the company achieving ROE over a vesting period consisting of fiscal years 2019 - 2021, as explained in footnote (3) above. The following amounts represent the maximum value at the grant date of the RSUs granted in fiscal year 2019 for fiscal year 2018 performance: Mr. Reilly $4,949,961, Mr. Julien $365,619, Mr. Bunn $693,711, Mr. Trocin $524,903 and Mr. Zank $412,440.

(6)
RSUs granted in fiscal year 2018 vest contingent upon the company achieving ROE over a vesting period consisting of fiscal years 2018 - 2020, as explained in footnote (3) above. The following amounts represent the maximum value at the grant date of the RSUs granted in fiscal year 2018 for fiscal year 2017 performance: Mr. Reilly $2,849,894, Mr. Julien $299,948, Mr. Trocin $599,895 and Mr. Zank $506,195.

(7)
RSUs granted in fiscal year 2017 vest contingent upon the Company achieving ROE over a vesting period consisting of fiscal years 2017 - 2019, as explained in footnote (3) above. The following amounts represent the maximum value at the grant date of the RSUs granted in fiscal year 2017 for fiscal year 2016 performance: Mr. Reilly $2,006,171, Mr. Julien $234,281, Mr. Trocin $209,916 and Mr. Zank $412,437.

Components of Total Direct Compensation. For performance during 2018, our CEO received 88% of his total direct compensation in performance-based compensation, with 50% of his annual bonus deferred in the form of RSUs. Our other named executive officers, on average, received 85% of their total direct compensation in performance-based compensation. The following charts present the mix of compensation elements actually received for 2018 performance by our CEO and our other named executive officers (average).

Alignment of CEO Compensation with Total Shareholder Return
As noted above, the compensation of our chief executive officer is heavily weighted to variable incentive compensation that is linked to performance, and a significant portion of the annual bonus for our chief executive officer is delivered in the form of restricted stock units. The following graph shows the total shareholder return on $100 invested in the company’s stock on September 30, 2013, compared to total annual direct compensation of our chief executive officer for each year represented. We believe the graph demonstrates that our chief executive officer’s total compensation has generally correlated well to total shareholder return over the time periods indicated. (As previously disclosed, in making its 2015 compensation decisions, the Committee had determined that, in light of the company’s record performance over recent years, an upward adjustment was appropriate in order to better align our chief executive officer’s compensation with that of the companies constituting the Corporate Peers group.)
No Long-Term Employment Agreements for Executive Officers
Our executive officers, including our named executive officers, are employed by us on an ‘‘at will’’ basis and do not have any special arrangements for severance payments following termination.
Compensation Recoupment Policy
The company maintains a Compensation Recoupment Policy that is intended to reduce potential risks associated with our compensation plans, and thus better align the long-term interests of our named executive officers and our shareholders. The policy contains three triggers that could result in “clawback” of compensation: (i) instances of financial statement restatement, (ii) discovery of a materially inaccurate performance measure that resulted in inappropriate award or vesting of incentive compensation, and (iii) serious misconduct or materially imprudent judgment that caused the company material financial or reputational harm. (Incentive compensation is defined to include any compensation other than base salary, and it thus includes cash, shares of stock, restricted shares, restricted stock units and stock options.) The third trigger gives the Committee authority to require forfeiture of the employee’s unvested incentive compensation awards and/or reimbursement of the most recently-received annual bonus. It applies to all executive officers and to any other employee whose annual incentive compensation exceeds 50% of total annual compensation, with the exception of Private Client Group financial advisors and branch managers.
Stock Ownership Policy
The company maintains a Directors and Executive Officers Stock Ownership Policy that stipulates the ownership levels that our non-executive directors and executive officers are expected to attain within five years of the policy’s adoption (February 2015).  Under the policy, directors are required to own shares of our common stock with a value equal to five times their annual retainer. Our chief executive officer is required to own shares equal to six times annual salary, while other executive officers must own three times their respective annual salaries. (All calculations are based on the weighted average of the stock’s NYSE closing prices on the date of each grant or other acquisition during the accumulation period.) Shares owned directly or jointly with family members, and indirectly (including shares held in a retirement plan), as well as unvested restricted stock and RSUs, the vesting of which is solely time-based, are counted towards satisfaction of this requirement. Until the applicable ownership level is achieved, each individual is required to retain 100% of the net (after deductions for taxes or option exercise price) shares obtained through the company’s share incentive plans.
Succession Planning
The Board believes that effective management succession planning, particularly for the chief executive officer role, is important for the continued success of the company. Among the responsibilities described in the Committee’s charter is the review of succession planning for the CEO and other senior management positions. Consequently, our chief executive officer and chief human resources officer make detailed presentations to the Committee and the Board annually on senior management succession plans and individual development plans for identified successors. This information is compiled through a twice-yearly organization-wide process designed to identify potential successors, evaluate the “readiness” of internal candidates and identify situations where the firm may need to consider external talent. The Board discusses the development plans of succession candidates, particularly for the CEO role and monitors such candidates’ progress. High potential leaders are also given exposure to Board members through formal presentations and informal events, which provide directors with opportunities to personally assess the candidates’ skills and leadership capabilities.
Use of Compensation Consultants
The Committee engaged a compensation consultant, Pay Governance LLC, to provide certain market data in connection with its 2018 compensation determinations for certain of our executive officers, including our chief executive officer. The Committee uses such data as reference material to assist it in maintaining a general awareness of industry compensation standards and trends. The market data does not formulaically determine the Committee’s compensation decisions for any particular executive officer. The Committee does not target a particular percentile of the peer groups with respect to total pay packages or any individual component of pay. (For more information, please see the section above entitled “Summary of Compensation Decisions for 2018.”)
Consideration of Prior ‘‘Say-on-Pay’’ Vote
We hold an advisory vote of our shareholders on executive compensation annually. At the 2018 annual shareholders meeting, 94.35% of the votes cast were in favor of the advisory proposal to approve our named executive officers’ compensation (the ‘‘Say-on-Pay’’ proposal). We believe that the 2018 vote approving the Say-on-Pay proposal conveyed our shareholders’ strong support of the Committee’s decisions and our existing executive compensation programs. Based on this feedback, the Committee determined to continue our current compensation practices as described herein.
Compensation Framework — Policies and Process
Policies and Goals. The company competes for talent with other large financial services firms throughout the country, and our ability to sustain or improve our position in this highly competitive environment depends substantially on our ability to continue to attract and retain the most qualified employees. Our overall aim is to utilize our compensation programs to reward executive officers for the achievement of short-term and long-term strategic and operational goals and increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-

taking. In support of our recruitment and retention objectives, we structure our incentive awards to include vesting, deferred payment, and cancellation and clawback provisions that protect the company and ensure that the executive’s individual interests are aligned with those of our shareholders. The named executive officers participate on the same basis as other employees in health and welfare, and paid time-off benefits.
Our executive compensation program emphasizes discretionary variable annual performance compensation and long-term incentive compensation, a portion of which will be received by the executive only upon our attainment of specific financial targets. Variable annual performance compensation and long-term incentive compensation are adjusted year-over-year to appropriately reward annual achievement of the company’s financial and strategic objectives. In addition, long-term incentive compensation serves shareholders’ interests by conditioning vesting upon future performance that executes on the Company’s long-term business strategy. The structure of our compensation program balances the objectives of delivering returns for shareholders and providing appropriate rewards to motivate superior individual performance.
The company delivers a portion of incentive compensation in the form of equity awards to further align employee interests with those of shareholders. The committee believes that linking compensation amounts to performance and delivering annual and long-term incentives partially in the form of deferred equity awards that are affected, up or down, by future return on equity performance, and that are subject to cancellation and clawback over a multi-year period, helps motivate executives to achieve financial and strategic goals within the bounds of the company’s risk tolerance levels. When determining incentive compensation for fiscal 2018, the committee determined to increase to 50% the proportion of our CEO’s annual bonus that was delivered in the form of equity, and also to increase to 60% the proportion of such equity awards that were performance-vesting. It made these changes in order to more closely align the company’s CEO compensation with the practices of our compensation peer group and the broader financial services sector, to increase the transparency of the pay-for-performance relationship by tying a larger portion of our CEO’s pay to return on equity goals, and to further enhance the already strong alignment of CEO pay with long-term shareholders’ interests by increasing the amount of compensation delivered in the form of equity. As a result, commencing with the bonus for fiscal 2018 performance, one half the amount of our CEO’s annual bonus is delivered in the form of restricted stock units (“RSUs”). Where the annual bonus of one of our other executive officers exceeds the amount of $275,000, a variable portion of the bonus over $250,000 is similarly delivered in the form of RSUs. These RSUs vest over a three-year period. For executive officers other than our CEO, the proportion of RSUs increases with the size of the bonus according to the following formula:

Portion of Annual Bonus	Portion in RSUs
$250,000 - $500,000	10%
$500,001 - $1,000,000	15%
$1,000,001 - $2,000,000	20%
$2,000,001 - $3,000,000	25%
Above $3,000,000	50%
Forty percent (40%) of such RSUs granted to our CEO, and fifty percent (50%) of such RSUs granted to our other executive officers, vest on the third anniversary of grant. Sixty percent (60%) of the RSUs granted to our CEO, and fifty percent (50%) of such RSUs granted to our other executive officers, vest on the third anniversary of the grant only if the company attains certain defined adjusted (or non-GAAP) average after-tax return on equity (‘‘ROE’’) levels over the 3-year measurement period. The Committee has chosen ROE because it believes it is an appropriate indicator of the return the company is delivering on shareholders’ equity, since it reflects both bottom-line profitability and the manner in which the company is managing shareholders’ equity to generate such profitability. The Committee believes that ROE is particularly relevant for the financial services industry in light of the capital-intensive nature of many of our businesses, making it a useful measure of relative performance across many financial services firms. The Committee uses adjusted ROE for these purposes, as presented in our quarterly earnings releases, which excludes certain material items that may not be indicative of our core operating results. For grants made in respect of fiscal 2018 performance, the vesting formula is as follows (with results to be interpolated as necessary):

Adjusted 3-Year Average After-Tax ROE	RSU Vesting Percentage
≥19%	150%
16%	125%
13%	100%
10%	75%
7%	50%
<7%	0%
Annual Pay-Setting Process. Following recommendation by our chairman and chief executive officer, the Committee sets performance priorities at the beginning of each fiscal year to guide its evaluation of company and individual executive officer performance throughout the year. These performance priorities are a directional assessment made at the beginning of the year, and their attainment or non-attainment does not correspond to any specific compensation decision or amount of compensation. At such time, the Committee also stipulates that annual bonuses will be funded from a pool not to exceed 6% of consolidated pre-tax income, with no individual bonus to exceed 3% of such measure.
Following completion of a fiscal year, our chairman and chief executive officer reviews the performance of the company and evaluates the individual performance of each executive officer, including the named executive officers, against previously-determined individual goals. Our CEO then makes recommendations to the Committee as to the respective amounts of annual bonus and retention RSUs to be awarded to each named executive officer (other than himself). Similarly, the Committee (in the absence of the CEO) reviews the performance of the CEO and determines the appropriate amounts of his annual bonus and retention RSU grants.
To inform its use of discretion in determining compensation, the Committee evaluates both company and individual performance. The Committee does not utilize formulaic financial performance goals or targets, and performance metrics are not assigned any specific weighting for purposes of determining the compensation awarded to the CEO or other NEOs. Since market conditions — and the macroeconomic environment — strongly affect the financial services industry and can change dramatically during the course of a year, the Committee assesses financial performance at the end of the year in light of the most recent facts and circumstances. No single financial or performance metric controls compensation decisions. Rather, such data are used to help the Committee better understand company and individual performance. After evaluating the performance of our CEO and each of our other named executive officers for the relevant fiscal year, the Committee applies its discretion to determine the compensation for each.
Income Deduction Limitations under Revised Section 162(m). Section 162(m) of the Internal Revenue Code (“§162(m)”) generally sets a limit of $1 million on the amount of compensation that the company may deduct for federal income tax purposes in any given year with respect to the compensation of “covered employees,” which historically included our principal executive officer and the three most highly compensated executive officers (other than the principal executive officer and the principal financial officer). Historically, compensation that qualified as “performance-based compensation” under §162(m) could be excluded from this $1 million limit. This exception was repealed with the Tax Cuts and Jobs Act of 2017 (the “TCJA”), effective for taxable years beginning after 2017, unless certain transition relief is available. In addition, the TJCA expanded 162(m) to include the principal financial officer of public companies, and to provide that “covered employees” will remain subject to the 162(m) annual deduction limit even after they have ceased to serve in a covered employee role. The Committee’s general intent prior to implementation of the TCJA was to structure our executive compensation programs so that payments could qualify as “performance-based compensation.” However, the Committee may have decided from time to time to grant compensation that would not (or could not) be able to qualify as “performance-based compensation” if appropriate to achieve the objectives of the company’s compensation program.With the TCJA’s repeal of the “performance-based compensation” provisions of §162(m), compensation granted by the Committee will, more frequently, be non-deductible. The Committee believes that the tax deduction limitation should not be permitted to compromise its ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that, in certain cases, is not deductible for federal income tax purposes, and it is possible that awards intended to qualify as “performance-based compensation” under the transition relief may not so qualify. Moreover, even if the Committee had intended to grant compensation that qualified as “qualified performance-based compensation” for purposes of §162(m), the Company cannot guarantee that such compensation ultimately will be deductible.
Based on the factors discussed under “2018 Compensation Decisions” above, in fiscal 2018 the company paid, and in fiscal 2019 the Committee expects the Company to pay, certain NEOs compensation, including a base salary, annual bonus and retention RSUs that, in the aggregate, exceeds $1 million in value. The Committee believes that this compensation is necessary in order to maintain the competitiveness of the total compensation package and, as a result, has determined that it is appropriate, regardless of whether certain amounts of such compensation are ultimately deductible for federal income tax purposes.
Compensation and Risk. The Board, with the assistance of the Committee, has evaluated our compensation policies and practices for all employees. Specifically, the Board reviewed an update of the following, in-depth review of incentive programs:

•
At the direction of the Committee, an independent compensation consultant partnered with our Enterprise Risk Management and Human Resources functions to conduct an independent assessment of the material incentive compensation plans across the organization.

•
This process began with an objective evaluation of job functions, assessing the level of risk influence across six specific categories: credit, liquidity, market, operational, legal & compliance and reputational.

•
Incentive plans for job functions that were identified as having the potential to expose the company to the highest level of risk were further reviewed across a consistent framework to identify potential operational plan risks of the incentive design.

•
The incentive design evaluation focused on key elements of the plan design, including: (i) performance measures, (ii) funding, (iii) performance period and pay mix, (iv) goal setting, (v) leverage, and (vi) controls and processes.

Additionally, the review noted that the mandatory deferral of a portion of bonus amounts in a mix of time and - in the case of executive officers - performance vesting equity awards, robust share ownership guidelines, compensation recoupment policy and prohibition on hedging by executives further mitigate risk in our compensation plans.
The review concluded that none of the company’s formulaic incentive plans were likely to motivate behavior that would result in material adverse impact to the company. The potential risks identified through the process were determined to be effectively mitigated through established risk controls, leadership oversight, and the culture of proactive risk management.
In light of the above, our Board continues to conclude that our compensation policies in general, and our incentive programs in particular, remain well aligned with the interests of our shareholders and do not create risks that are reasonably likely to result in a material adverse effect on the Company.

2018 COMPENSATION TABLES
Summary Compensation Table for Fiscal 2018
The following table sets forth information about compensation earned by our named executive officers during fiscal 2016, 2017 and 2018 in accordance with SEC rules. The information presented below may be different from compensation information presented in this Proxy Statement under the caption ‘‘Compensation Discussion and Analysis,’’ since that section describes compensation decisions made in respect of the indicated fiscal year, regardless of when the compensation was actually paid or granted. For an explanation of the principal differences between the presentation in the Compensation Discussion and Analysis and the table below, please see the note on page 34.

Name	Year	Salary	Bonus (1)	Stock Awards(2)		All Other Compensation(3)	Total
Paul C. Reilly	2018	$500,000	$5,500,043	$4,903,694	(4)	$219,906	$11,123,643
Chairman and Chief	2017	$486,250	$5,700,056	$3,394,366		$187,575	$9,768,247
Executive Officer - RJF	2016	$445,000	$4,575,034	$2,997,970		$231,809	$8,249,813
Jeffrey P. Julien	2018	$295,000	$2,262,508	$841,430	(5)	$141,690	$3,540,628
Executive VP, Finance	2017	$280,000	$2,000,070	$672,146		$138,932	$3,091,148
and Chief Financial Officer - RJF	2016	$280,000	$1,737,554	$556,444		$119,197	$2,693,195
James E. Bunn	2018	$281,250	$2,825,052	$1,484,167	(6)	$153,176	$4,743,645
Co-President, Global Equities and Investment Banking - RJA
Jeffrey E. Trocin	2018	$301,250	$2,600,054	$1,241,447	(7)	$193,724	$4,336,475
Co-President, Global Equities	2017	$305,000	$2,700,053	$639,661		$183,789	$3,828,503
and Investment Banking - RJA	2016	$305,000	$1,620,000	$798,994		$178,541	$2,902,535
Dennis W. Zank	2018	$330,000	$2,450,004	$1,116,426	(8)	$128,121	$4,024,551
Chief Operating Officer - RJF	2017	$330,000	$2,575,074	$909,688		$122,458	$3,937,220
	2016	$330,000	$2,450,012	$786,456		$129,789	$3,696,257
__________________

(1)	The amounts disclosed in the Bonus column represent the annual cash bonus, as described in the CD&A, awarded to the Named Executive Officers.

(2)
The amounts shown in the Stock Awards columns represent the grant date fair value of equity awards granted to the Named Executive Officers in the fiscal year shown. For a description of the assumptions used in calculating the fair value of equity awards under ASC Topic 718, see Note 20 to our financial statements in our Annual Report on Form 10-K for the year ended September 30, 2018. For more information, see the Grants of Plan Based Awards for Fiscal 2018 table below.

(3)	See the All Other Compensation table below for a breakdown of these amounts.

(4)	Includes 34,430 RSUs that are time-vesting and 21,929 RSUs that are performance vesting awards. The maximum value at the grant date of the performance vesting RSUs for Mr. Reilly is $2,849,893.

(5)	Includes 7,308 RSUs that are time-vesting and 2,308 RSUs that are performance vesting awards. The maximum value at the grant date of the performance vesting RSUs for Mr. Julien is $299,948.

(6)	Includes 16,977 RSUs that are time-vesting.

(7)	Includes 9,617 RSUs that are time-vesting and 4,616 RSUs that are performance vesting awards. The maximum value at the grant date of the performance vesting RSUs for Mr. Trocin is $599,895.

(8)	Includes 8,895 RSUs that are time-vesting and 3,895 RSUs that are performance vesting awards. The maximum value at the grant date of the performance vesting RSUs for Mr. Zank is $506,194.

All Other Compensation Table for Fiscal 2018
The following table sets forth more detailed information concerning the items included in the ‘‘All Other Compensation’’ column of the Summary Compensation Table above.

	Employee Stock Ownership Plan Contribution	Profit Sharing Contribution	401(k) Company Match	Deferred Compensation Plan Contribution(a)	Deferred Compensation Plan Gain(a)	Accrued Dividends(b)	Commissions	Perquisites		Total All Other Compensation
Paul C. Reilly	$5,400	$15,199	$1,000	$45,600	$20,861	$75,999	$—	$55,847	(c)	$219,906
Jeffrey P. Julien	$5,400	$17,290	$1,000	$45,600	$61,122	$11,278	$—	$—		$141,690
James E. Bunn	$5,400	$15,681	$1,000	$45,600	$43,527	$41,968	$—	$—		$153,176
Jeffrey E. Trocin	$5,400	$17,048	$1,000	$45,600	$92,909	$31,577	$190	$—		$193,724
Dennis W. Zank	$5,400	$17,692	$1,000	$45,600	$22,303	$20,863	$15,263	$—		$128,121
___________________

(a)	See Nonqualified Deferred Compensation table for more information.

(b)	Includes accrued dividend equivalents on unvested restricted stock units as of September 30, 2018.

(c)
Includes company-paid travel, hotel and meal related expenses for spouse in conjunction with company-sponsored off-site business meetings and tickets to sporting events. Company-paid travel expenses include approximately $43,000 in airfare ticket costs.

Grants of Plan Based Awards for Fiscal 2018
The following table contains information concerning plan-based awards granted to each of the named executive officers during fiscal 2018.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)(2)			All Other Stock Awards: Number of Units(2)		Grant Date Fair Value of Stock Awards ($)(6)
		Threshold(3)	Target(4)	Maximum(5)
Paul C. Reilly	12/15/2017	10,965	21,929	32,894			$1,899,929
	12/15/2017				21,930	(7)	$1,900,015
	11/30/2017				12,500	(8)	$1,103,750
Jeffrey P. Julien	12/15/2017	1,154	2,308	3,462			$199,965
	12/15/2017				2,308	(7)	$199,965
	11/30/2017				5,000	(8)	$441,500
James E. Bunn	12/15/2017				8,977	(7)	$777,767
	11/30/2017				5,000	(8)	$441,500
	11/30/2017				3,000	(9)	$264,900
Jeffrey E. Trocin	12/15/2017	2,308	4,616	6,924			$399,930
	12/15/2017				4,617	(7)	$400,017
	11/30/2017				5,000	(8)	$441,500
Dennis W. Zank	12/15/2017	1,948	3,895	5,843			$337,463
	12/15/2017				3,895	(7)	$337,463
	11/30/2017				5,000	(8)	$441,500
___________________

(1)
The ‘‘Estimated Future Payouts Under Equity Incentive Plan Awards’’ columns represent the minimum, target and maximum number of shares that could be received by each listed officer upon the vesting of RSUs, excluding dividend equivalents. RSUs vest based on the Company’s adjusted three-year average after-tax return on equity for fiscal years 2018, 2019 and 2020. See footnote (21) to the Outstanding Equity Awards at Fiscal Year End for 2018 table hereof for more information.

(2)
Each RSU represents a contingent right to receive (i) one share of common stock and (ii) non-preferential dividend equivalents equal to the sum of any dividends on the shares of common stock underlying the RSUs that were actually paid during the vesting period.

(3)	Threshold is 50 percent of awarded RSUs if the adjusted three-year average after-tax return on equity is at least equal to 6 percent.

(4)	Target is 100 percent of awarded RSUs if the adjusted three-year average after-tax return on equity is equal to 12 percent.

(5)	Maximum is 150 percent of awarded RSUs if the adjusted three-year average after-tax return on equity is 18 percent or more.

(6)
Reflects the grant date fair value of each equity award computed in accordance with ASC Topic 718. For a description of the assumptions used in calculating the fair value of equity awards under ASC Topic 718, see Note 20 to the financial statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018.

(7)
We deliver a portion of the annual bonus awarded to highly compensated employees in the form of RSUs (see the CD&A for more information). These RSUs vest approximately three years from the date of grant.

(8)	We grant stock retention awards in the form of RSUs. These RSUs vest 60% on the third, and 20% on each of the fourth and fifth, anniversaries of the grant date.

(9)	Represents a special stock retention award in the form of RSUs. These RSUs vest 60% on the third, and 20% on each of the fourth and fifth, anniversaries of the grant date.

Outstanding Equity Awards at Fiscal Year End for 2018
The following table contains information as of September 30, 2018 about the outstanding equity awards held by our named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date		Number of Units of Stock That Have Not Vested		Market Value of Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested(2)		Equity Incentive Plan Awards: Market Value Of Unearned Units That Have Not Vested(1)
Paul C. Reilly	2,500		$37.87	11/29/2019	(3)	2,000	(4)	$184,100	20,890	(5)	$1,922,925
	9,890	2,500	$48.20	11/21/2020	(6)	10,000	(7)	$920,500	18,445	(8)	$1,697,862
	7,500	5,000	$55.49	11/20/2021	(9)	20,891	(10)	$1,923,017	21,929	(11)	$2,018,564
						10,000	(12)	$920,500
						18,446	(13)	$1,697,954
						12,500	(14)	$1,150,625
						21,930	(15)	$2,018,657
Jeffrey P. Julien	9,890	2,500	$48.20	11/21/2020	(6)	5,000	(7)	$460,250	2,325	(5)	$214,016
	7,500	5,000	$55.49	11/20/2021	(9)	2,326	(10)	$214,108	2,154	(8)	$198,276
						5,000	(12)	$460,250	2,308	(11)	$212,451
						2,155	(13)	$198,368
						5,000	(14)	$460,250
						2,308	(15)	$212,451
James E. Bunn		800	$48.20	11/21/2020	(16)	1,000	(18)	$92,050
		2,000	$55.49	11/20/2021	(17)	1,400	(19)	$128,870
						10,529	(10)	$969,194
						3,000	(12)	$276,150
						4,597	(13)	$423,154
						8,000	(14)	$736,400
						8,977	(15)	$826,333
Jeffrey E. Trocin	17,360		$37.87	11/29/2019	(20)	5,000	(7)	$460,250	4,415	(5)	$406,401
	10,000	2,500	$48.20	11/21/2020	(6)	4,415	(10)	$406,401	1,930	(8)	$177,657
	7,500	5,000	$55.49	11/20/2021	(9)	5,000	(12)	$460,250	4,616	(11)	$424,903
						1,931	(13)	$177,749
						5,000	(14)	$460,250
						4,617	(15)	$424,995
Dennis W. Zank	2,390	2,500	$48.20	11/21/2020	(6)	5,000	(7)	$460,250	4,307	(5)	$396,459
	7,500	5,000	$55.49	11/20/2021	(9)	4,307	(10)	$396,459	3,792	(8)	$349,054
						5,000	(12)	$460,250	3,895	(11)	$358,535
						3,793	(13)	$349,146
						5,000	(14)	$460,250
						3,895	(15)	$358,535
___________________

(1)	The market value of stock awards is based on the closing market price of our common stock on the New York Stock Exchange on September 30, 2018, which was $92.05.

(2)
The number of units reported assumes that the award received by each named executive officer upon vesting is 100 percent of awarded RSUs based upon achieving an adjusted average after-tax return on equity of 11 percent for grants in fiscal years 2016 and 2017, 12 percent for grants in fiscal year 2018, and 13 percent for grants made in fiscal year 2019. See footnote (21) to this table for more information. For purposes of calculating the adjusted average after-

tax return on equity, our fiscal year 2018 reported results on a GAAP basis were adjusted to exclude the effect of acquisition-related expenses and the impact of the Tax Cuts and Jobs Act (“Tax Act”). For purposes of calculating the adjusted average after-tax return on equity, our fiscal year 2017 reported results on a GAAP basis were adjusted to exclude the effect of acquisition-related expenses, losses on the extinguishment of debt, and amounts related to a certain legal settlement. For purposes of calculating the adjusted average after-tax return on equity, our fiscal year 2016 reported results on a GAAP basis were adjusted to exclude the effect of acquisition-related expenses and amounts related to a certain legal settlement. Please refer to Appendix B for more information.

(3)	The 12,500 option award was granted seven years prior to the option expiration date.

(4)	The 10,000 RSU award was granted on November 21, 2013. The unvested RSUs vest five years from date of grant.

(5)	The RSU award was granted on December 15, 2015 and vests three years from that date based on the Company’s adjusted three-year average after-tax return on equity for fiscal years 2016, 2017 and 2018.

(6)	The 12,500 option award was granted seven years prior to the option expiration date. The unexercisable options vest in five years from the date of grant.

(7)	The RSU award was granted on November 18, 2015 and vests 60% in three years, 20% in four years and 20% in five year from date of grant.

(8)
The RSU award was granted on December 15, 2016 and vests in three years from that date based on the Company’s adjusted three-year average after-tax return on equity for fiscal years 2017, 2018 and 2019.

(9)	The 12,500 option award was granted seven years prior to the option expiration date. The unexerciseable options vest 50% in four years and 50% in five years from the date of grant.

(10)	The RSU award was granted on December 15, 2015 and cliff vests in three years from that date.

(11)
The RSU award was granted on December 15, 2017 and vests in three years from that date based on the Company’s adjusted three-year average after-tax return on equity for fiscal years 2018, 2019 and 2020.

(12)	The RSU award was granted on November 30, 2016 and vests 60% in three years, 20% in four years and 20% in five years from that date.

(13)	The RSU award was granted on December 15, 2016 and cliff vests in three years from that date.

(14)	The RSU award was granted on November 30, 2017 and vests 60% in three years, 20% in four years and 20% in five years from that date.

(15)	The RSU award was granted on December 15, 2017 and cliff vests in three years from that date.

(16)	The 4,000 option award was granted seven years prior to the option expiration date. The unexerciseable options vest in five years from the date of grant.

(17)	The 5,000 option award was granted seven years prior to the option expiration date. The unexerciseable options vest 50% in four years and 50% in five years from the date of grant.

(18)	The 5,000 RSU award was granted on November 21, 2013. The unvested RSUs vest five years from date of grant.

(19)	The RSU award was granted on November 19, 2015 and vests 60% in three years, 20% in four years and 20% in five years from that date.

(20)	The 20,000 option award was granted seven years prior to the option expiration date.

(21)
Certain RSUs granted since fiscal year 2016 vest on the 3rd anniversary of the grant only if the company attains certain adjusted average after-tax return on equity (“ROE”) levels over a 3-year vesting period. The vesting formulas are as follows (with results to be interpolated as necessary):

Awards Granted in Fiscal Year 2019
Adjusted 3-Year Average After-Tax ROE	RSU Vesting Percentage
≥19%	150%
16%	125%
13%	100%
10%	75%
7%	50%
<7%	0%

Awards Granted in Fiscal Year 2018
Adjusted 3-Year Average After-Tax ROE	RSU Vesting Percentage
≥18%	150%
15%	125%
12%	100%
9%	75%
6%	50%
<6%	0%

Awards Granted in Fiscal Years 2016 and 2017
Adjusted 3-Year Average After-Tax ROE	RSU Vesting Percentage
≥17%	150%
14%	125%
11%	100%
8%	75%
5%	50%
<5%	0%

Option Exercises and Stock Vested for Fiscal 2018
The following table provides information about stock options exercised by the named executive officers during 2018 and restricted stock unit awards held by our named executive officers that vested in 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized On Exercise(2)	Number of Shares Acquired on Vesting(3)	Value Realized On Vesting (4)
Paul C. Reilly	1,481	$130,747	31,133	$2,750,290	(5)
Jeffrey P. Julien	2,610	$130,538	4,699	$416,138	(6)
James E. Bunn	2,822	$223,067	17,220	$1,516,403	(7)
Jeffrey E. Trocin	2,640	$138,547	13,157	$1,165,171	(8)
Dennis W. Zank	2,610	$130,389	8,693	$769,844	(9)
___________________

(1)	Total number of shares underlying the options exercised during fiscal year 2018.

(2)	Amounts in this column reflect the difference between the market price on the date of exercise and the exercise price of the options exercised, multiplied by the number of options exercised.

(3)	Total number of restricted stock units that vested during fiscal year 2018.

(4)	The value of the shares on each respective vesting date using the closing market price for our common stock.

(5)
2,000 shares vested on November 21, 2017, when the closing price of our common stock was $85.15. 14,142 shares vested on December 15, 2017, when the closing price of our common stock was $88.24. 14,991 shares vested on January 2, 2018, when the closing price of our common stock was $88.86.

(6)	2,281 shares vested on December 15, 2017, when the closing price of our common stock was $88.24. 2,418 shares vested on January 2, 2018, when the closing price of our common stock was $88.86.

(7)	1,000 shares vested on November 21, 2017, when the closing price of our common stock was $85.15. 16,220 shares vested on December 15, 2017, when the closing price of our common stock was $88.24.

(8)	6,387 shares vested on December 15, 2017, when the closing price of our common stock was $88.24. 6,770 shares vested on January 2, 2018, when the closing price of our common stock was $88.86.

(9)	4,220 shares vested on December 15, 2017, when the closing price of our common stock was $88.24. 4,473 shares vested on January 2, 2018, when the closing price of our common stock was $88.86.

Nonqualified Deferred Compensation for Fiscal 2018
The following table provides information regarding our deferred compensation plans for our named executive officers, which include the Long Term Incentive Plan (‘‘LTIP’’), Deferred Management Bonus Plan (‘‘DMBP’’), and the Voluntary Deferred Compensation Plan (‘‘VDCP’’).

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)(3)	Aggregate Earnings (Losses) in Last Fiscal Year(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
Paul C. Reilly
LTIP	$—	$45,600	$20,861	$53,839	$240,294	(4)
Jeffrey P. Julien
LTIP	$—	$45,600	$55,431	$—	$637,002	(4)
DMBP	$—	$—	$1,118	$—	$280,585	(5)
VDCP	$—	$—	$4,573	$—	$411,739	(6)
James E. Bunn
LTIP	$—	$45,600	$32,243	$—	$377,590	(4)
VDCP	$8,438	$—	$11,284	$—	$166,143	(6)
Jeffrey E. Trocin
LTIP	$—	$45,600	$91,649	$89,195	$1,025,659	(4)
DMBP	$—	$—	$1,260	$—	$316,297	(5)
Dennis W. Zank
LTIP	$—	$45,600	$20,861	$53,839	$240,294	(4)
DMBP	$—	$—	$1,442	$—	$361,923	(5)
___________________

(1)	The amounts presented are included in the Salary column of the Summary Compensation Table and represents salary deferred in October 2017 through December 2017.

(2)	The amounts presented in these columns are included in the All Other Compensation table located below the footnotes to the Summary Compensation Table.

(3)	Represents amounts earned with respect to the 2018 fiscal year but contributed in December 2018.

(4)
The amounts presented include previously and currently reported compensation with respect to LTIP contributions made by us. The following amounts represent vested balances at September 30, 2018, Mr. Reilly $47,025, Mr. Julien $443,734, Mr. Bunn $184,321, Mr. Trocin $832,390, and Mr. Zank $47,025.

(5)
The amounts presented include previously and currently reported compensation with respect to DMBP contributions made by us. The following amounts represent vested balances at September 30, 2018: Mr. Julien $280,585, Mr. Trocin $316,297, and Mr. Zank $361,923.

(6)	The amount presented includes currently reported compensation with respect to VDCP contributions made by Mr. Julien and Mr. Bunn. The entire balance is vested as of September 30, 2018.

Our LTIP, originally adopted effective October 1, 2000, is an unfunded deferred compensation plan benefiting key management and other highly-compensated employees. Under the LTIP, we determine each year which employees will be participants for that plan year and then establish an account on our books for such year for each participant. Although we can elect to use other allocation formulas, historically, the allocations under the LTIP have been made based upon the individual participant’s level of compensation above a minimum, and not in excess of a maximum (for fiscal 2018, these amounts were $270,000 and $870,000, respectively). The CGN&C Committee or its designee then determines the percentage, if any, by which that compensation is multiplied to determine the contribution credited to each participant’s account for the particular plan year. Each account is thereafter credited (or debited), based upon the allocable share of the return that would have been earned (including any negative return) had all accounts been invested in a group of unaffiliated mutual funds and managed accounts. Senior management selects those mutual funds and managed accounts, pursuant to authority delegated by the CGN&C Committee. Annual allocations and their deemed earnings vest after five years, subject to earlier vesting in the case of death or disability. We pay the vested account balance in a cash lump sum after five years of credited service, subject to earlier payment in the case of death or disability, and subject to certain deferral rights that must be exercised at least 12 months in advance of the account balance vesting. Because the account balances are unfunded, they represent only unsecured claims against the Company.

Our DMBP, originally adopted effective October 1, 1989, preceded the LTIP. The DMBP remains in effect to administer certain amounts credited prior to the adoption of the LTIP. The last bonus allocation that was made to the DMBP was with respect to fiscal year 1999. Since that time, additional amounts credited to the DMBP accounts have been based on a deemed interest return on the amounts in the respective DMBP accounts. Like the LTIP, the DMBP is an unfunded plan that was established to benefit key management and other highly compensated employees. For fiscal years 1990 through 1999, each participant’s account was credited with a contribution, if any, determined by us in a manner similar to the LTIP. During such period and thereafter, participants’ accounts have been credited with a deemed interest return, based upon the average annual interest rate payable by our broker-dealer affiliate on brokerage client account funds. Annual amounts credited to a participant’s account and the deemed interest vest ratably over an eight-year period, subject to earlier vesting in the case of death, disability, attaining age 65 or a qualified early retirement. We pay the vested account balance as soon as practical following death or disability and, in the case of normal retirement, as soon as practical after the end of the plan year in which retirement occurs following the participant’s attaining the age of 65. Other provisions apply in the case of early retirement. Because the account balances are unfunded, they represent only unsecured claims against the company.
The VDCP was established effective January 1, 2013, for the purpose of offering a voluntary, pre-tax capital accumulation opportunity for a select group of highly compensated employees and independent contractors to defer compensation. The VDCP allows participants with annual calendar year compensation of $300,000 or more to defer up to 75% of base salary, bonuses and commissions, subject to certain minimums and maximums, and permits the company to make contributions at any time in its sole discretion. Balances of participants are deemed to be invested, at the election of the participant, in funds selected by the participant from a list chosen by the committee that administers the plan. Each year participants may elect to have that year’s deferrals distributed as a scheduled in-service withdrawal or upon retirement. All plan balances (deferrals, company contributions and earnings thereon) are unsecured liabilities of the company. (The Amended & Restated VDCP was filed as exhibit 10.14 to the company’s Annual Report on Form 10-K filed with the SEC on November 22, 2016.)

Potential Payments Upon Termination or Change in Control for Fiscal 2018
Except as described below, none of the named executive officers is a party to any agreement or arrangement with us providing for payments in connection with any termination, including resignation, severance or retirement, a change in such officer’s responsibilities, or a change in control of the company. The following tables summarize the estimated payments to be made under each agreement, plan or arrangement in effect as of September 28, 2018, which provides for payments to a named executive officer at, following or in connection with a termination of employment or a change in control. However, in accordance with SEC regulations, we do not report any amount to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms or operation in favor of our named executive officers and which is available generally to all salaried employees. In accordance with SEC regulations, this analysis assumes that the named executive officer’s date of termination is September 28, 2018, and the price per share of our common stock on the date of termination is the closing price of our common stock on the NYSE as of that date, which was $92.05.

Paul C. Reilly

Benefit and Payments Upon Termination	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)(1)	Death or Disability ($)	Change in Control ($)	Qualified Termination Following Change in Control ($)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	—	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	11,278,979	11,278,979	—	11,278,979	14,454,704	—	14,454,704
Options	—	—	—	—	292,425	—	262,054
Welfare Benefits	—	—	—	—	—	—	—
___________________
(1)    Mr. Reilly’s RSU stock bonus awards and retention awards granted in November 2017 under the 2012 Plan contain an additional definition of ‘‘retirement’’ in order to conform with a definition used under the 2007 Stock Bonus Plan, which was in effect when Mr. Reilly was hired. Pursuant to such provision, ‘‘retirement’’ is defined as ending service after age 60 with 5 years of service.
Jeffrey P. Julien

Benefit and Payments Upon Termination	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)	Death or Disability ($)	Change in Control ($)	Qualified Termination Following Change in Control ($)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	—	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	1,249,671	1,249,671	—	1,249,671	2,630,421	—	2,630,421
Options	—	—	—	—	292,425	—	262,054
Welfare Benefits	—	—	—	—	—	—	—
James E. Bunn

Benefit and Payments Upon Termination	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)	Death or Disability ($)	Change in Control ($)	Qualified Termination Following Change in Control ($)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	—	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	—	2,218,681	—	—	3,452,151	—	3,452,151
Options	—	—	—	—	108,200	—	96,363
Welfare Benefits	—	—	—	—	—	—	—

Jeffrey E. Trocin

Benefit and Payments Upon Termination	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)	Death or Disability ($)	Change in Control ($)	Qualified Termination Following Change in Control ($)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	—	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	849,898	2,018,104	—	849,898	3,398,854	—	3,398,854
Options	—	—	—	—	292,425	—	262,054
Welfare Benefits	—	—	—	—	—	—	—

Dennis W. Zank

Benefit and Payments Upon Termination	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)	Death or Disability ($)	Change in Control ($)	Qualified Termination Following Change in Control ($)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	—	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	2,208,187	2,208,187	—	2,208,187	3,588,937	—	3,588,937
Options	—	—	—	—	292,425	—	262,054
Welfare Benefits	—	—	—	—	—	—	—

2018 CEO Pay Ratio
Set forth below is a reasonable estimate of the ratio of annual total compensation of Paul C. Reilly, our Chairman and Chief Executive Officer (“CEO”) to the annual total compensation of our median employee, calculated in accordance with SEC rules. Since these rules allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their own individual circumstances, the ratio reported by us may not be comparable to the ratios reported by other companies.
We identified our median employee based on our total employee population as of July 1, 2018. We included all active full- and part-time employees on this date (other than our CEO) who had been employed by us at any time during calendar 2017. In accordance with SEC rules, we did not include independent contractors - thus, the financial advisors in our Raymond James Financial Services channel and their staffs were excluded. In addition, we excluded the following non-U.S. employees who, in the aggregate, constituted less than 5% of our total employee population (“de minimis exclusion”): all our employees in the United Kingdom (147), Germany (47) and France (43). Prior to applying the de minimis exclusion, our total employee population as of July 1, 2018 consisted of 12,406 persons, with 11,161 employees located in the U.S. and 1,245 outside the U.S. After applying the de minimis exclusion, our total employee population consisted of 11,161 employees in the U.S. and 1,008 employees outside the U.S.
To identify our median employee, we used a “gross taxable earnings” measure for calendar year 2017, which included: (i)  annual base pay (salary or gross wages), (ii) commissions, (iii) bonuses, (iv) fringe benefits, (v) the value of equity awards that vested during the year, and (vi) miscellaneous taxable earnings. We annualized the base pay (only) for any employees who commenced work during calendar 2017, with certain non-material exceptions. Compensation amounts were determined from our payroll systems of record. Payments in Canadian dollars were converted to U.S. dollars using a 12-month average rate for the year. To identify our median employee, we then calculated the total gross taxable earnings for our employee population and excluded employees at the median who had anomalous compensation characteristics.

Once the median employee was identified, we estimated the ratio of such person’s annual total compensation to that of the CEO for fiscal 2018 in accordance with SEC rules for the Summary Compensation Table, as follows:

•	the median of the annual total compensation of all employees (other than the CEO) was $92,950;

•	the annual total compensation of the CEO, as reported in the Summary Compensation Table, was $11,123,643; and

•	the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all employees was 120 to 1.
Corporate Governance, Nominating and Compensation Committee Report
The CGN&C Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the CGN&C Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report.
Respectfully submitted by the CGN&C Committee

Gordon L. Johnson, Chairman
Jeffrey N. Edwards
Robert P. Saltzman
Susan N. Story
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During fiscal year 2018, the following directors served as members of the CGN&C Committee: Robert P. Saltzman (Chairman through February 2018), Jeffrey N. Edwards (member since February 2018), Gordon L. Johnson (Chairman since February 2018) and Susan N. Story. No member of the CGN&C Committee was an officer or employee of the company or any of its subsidiaries during 2018, and no member of the CGN&C Committee was formerly an officer of the company or any of its subsidiaries or was a party to any disclosable related person transaction involving the company. During 2018, none of the executive officers of the company has served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the Board of Directors or CGN&C Committee of the company.
* * *

REPORT OF THE AUDIT AND RISK COMMITTEE
Members of the Audit and Risk Committee (the “A&R Committee”) have reviewed and discussed with management and with representatives of KPMG LLP the consolidated financial statements for fiscal 2018 contained in our Annual Report on Form 10-K and the integrated audit of the consolidated financial statements and internal control over financial reporting for fiscal 2018. In addition, the A&R Committee reviewed with KPMG LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (‘‘PCAOB’’) and approved by the SEC. The A&R Committee also received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB regarding independent auditor communications with the A&R Committee concerning independence, and discussed with KPMG LLP their independence from us and our management, and considered their independence in connection with any non-audit services provided. The A&R Committee also reviewed with KPMG LLP our critical accounting policies and practices and certain written communications between KPMG LLP and our management.
Based on the reviews and discussions referred to above, and in reliance on the representations of management and the independent registered public accounting firm’s report with respect to the financial statements, the A&R Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2018 for filing with the SEC. The Board of Directors approved the recommendation.
Management is responsible for our financial statements and the financial reporting process, including our system of internal controls. Our independent registered public accounting firm is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting in accordance with the standards of the PCAOB. The firm issues reports on our consolidated financial statements and the effectiveness of internal control over financial reporting.
The A&R Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The A&R Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the A&R Committee’s members in business, financial and accounting matters. In its oversight role, the A&R Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of our annual financial statements with U.S. generally accepted accounting principles.

Benjamin C. Esty, Chairman
Charles G. von Arentschildt
Shelley G. Broader
Robert M. Dutkowsky
Anne Gates
Roderick C. McGeary

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit and Risk Committee of the Board, with the approval of the shareholders, engaged KPMG to perform an annual audit of the company’s consolidated financial statements for fiscal year 2018. The following table sets forth the approximate aggregate fees billed or expected to be billed to the company by KPMG for fiscal years 2018 and 2017 for the audit of the company’s annual consolidated financial statements and for other services rendered by KPMG.

	Fiscal Year
	2018		2017
		($)
Audit Fees(1)	6,542,265		5,512,490
Audit-Related Fees(2)	559,821		676,971
Tax Fees(3)	380,413		475,019
All Other Fees(4)	126,759		6,699
Total Fees	7,609,258		6,671,179
____________

(1)	Audit Fees represents fees for the audit of the company’s consolidated and subsidiary financial statements.

(2)
Audit-Related Fees consist primarily of fees for custody rule examinations of registered investment advisors, including the issuance of an independent auditors report on controls over custody operations, an examination to report on controls applicable to our “e-folio” fixed income client application, FICCA attestations for our mutual fund customers and HUD attestations for RJ Bank. Audit-Related Fees also include fees for comfort letters for debt offerings.

(3)	Tax Fees includes tax compliance and consulting services related to federal and state tax returns.

(4)	All Other Fees consist principally of technical services provided during the implementation of certain accounting standards.

The Audit and Risk Committee has adopted a policy that it must specifically pre-approve all audit and non-audit services provided by our independent auditors.
All audit and non-audit services provided to the company and its subsidiaries by KPMG during fiscal year 2018 were specifically approved.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Introduction. In this section we disclose transactions involving the company where the amount involved exceeds $120,000 and any of the company’s “related persons” has a direct or indirect material interest. As defined by SEC rules, related persons include our executive officers, directors, holders of more than five percent (5%) of the company’s voting securities, immediate family members of the foregoing, and certain associated entities. SEC rules require that we disclose all such “related person transactions” that occurred since the beginning of our last completed fiscal year (October 1, 2017) to the filing date of this Proxy Statement, as well as any currently proposed transactions. We refer to this period below as the “reporting period.” Accordingly, the dollar amounts set forth in this section, including compensation of certain individuals, do not reflect past fiscal year amounts only, but may include multiple annual bonus payments as well as certain future proposed payments.
Bank Transactions. In the ordinary course of our business, we make bank loans to, and hold bank deposits for, certain of our officers and directors, and also extend margin credit in connection with the purchase of securities to certain of our officers and directors who are affiliated with one of our broker-dealers, as permitted under applicable law, including the Sarbanes-Oxley Act (‘‘SOX’’). These transactions have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons, and do not involve more than normal risk of collectability or present other unfavorable features. We also, from time to time and in the ordinary course of our business, enter into transactions involving the purchase or sale of securities as principal from, or to, directors, officers and employees and accounts in which they have an interest. These purchases and sales of securities on a principal basis are effected on substantially the same terms as similar transactions with unaffiliated third parties.
Investments. We have from time to time established private investment funds to permit certain officers to participate in our merchant banking, venture capital and other similar activities by investing alongside the funds that we raise and manage for non-employee investors. Trusts benefiting family members of these officers have also invested in these funds. In addition, certain of our directors and executive officers from time to time may invest their personal monies in funds managed by our subsidiaries on substantially the same terms and conditions as other similarly situated investors in these funds who are neither directors nor officers. A family trust affiliated with Mr. James, our Chairman Emeritus, invested a total of $207,816 in SLG Partners, L.P., a fund affiliated with the company, during the reporting period. Such trust also invested $2,015,000 in various mutual funds managed by ClariVest Asset Management LLC, and $2,000,000 in mutual funds managed by Scout Investments, Inc., both affiliates of the company, during the reporting period.
Share Repurchases. In order to pay (i) the exercise price of options and (ii) withholding or other similar taxes due in connection with the vesting of equity awards granted under the Amended and Restated 2012 Equity Incentive Plan and our prior similar plans, employee participants, including our named executive officers, may elect the ‘‘swap’’ method whereby the participant delivers to the company shares equal in value to the required exercise price or tax withholding liability in connection with the exercise or vesting of such equity awards. Under the ‘‘swap’’ method, the price per share paid by the company for repurchases is the closing price of the company’s shares on the NYSE on the date the participant’s exercise request is submitted.
During the reporting period, the company repurchased shares from the directors or executive officers in amounts exceeding the disclosure threshold for the aggregate consideration shown in the following table:

Name and Title	Number of Shares Repurchased (#)	Aggregate Consideration ($)
James E. Bunn	1,534	136,311
Paul C. Reilly	2,391	199,704
Other Matters. Thomas A. and Mary James permit us to display over 2,400 pieces from their nationally known art collection throughout the Raymond James home office complex, without charge to us. In return, we bear the cost of insurance and the direct and overhead costs of three staff persons, during the period from October 2017 through January 2018, which dropped to two full-time staff persons in January 2018. They serve as curators for the collection, conduct tours and coordinate special events. From October 2017 through the first week in January 2018, the staff at Raymond James assisted with the organization and relocation of approximately 300 selected art works from our offices to The James Museum of Western & Wildlife Art, a public art museum sponsored by Mr. James that opened in April 2018 (“James Museum”).  The remaining two staff persons work independently of the James Museum but collaborate with the James Museum staff to coordinate special exhibitions and the borrowing from and acquisition of works of art for the collection. The art collection at our corporate headquarters is a marketing attraction for businesses and other organizations, and we provide regular tours for clients, local schools, business groups and nonprofit organizations and the community at large. The total cost to us for these items during the reporting period was approximately $281,361.
Important Note: As explained in the Introduction above, the individual compensation amounts set forth below cover a “reporting period” that is greater than the most recent fiscal year and may include two annual bonus cycles:
Courtland James, a son of Thomas A. James, is employed as an Executive Vice President of Carillon Tower Advisers, a subsidiary of the company. He was paid cash compensation during the reporting period of $1,556,391 and equity award compensation in the form of Restricted Stock Units in the aggregate grant date value of $146,270. Huntington James, a son of Thomas A. James, is employed in a non-executive position by us. He was paid cash compensation during the reporting period of $232,542. Donald Blair, the son-in-law of Francis S. Godbold, is an investment banker with our subsidiary Raymond James & Associates, Inc. (“RJ&A”). He was paid cash compensation during the reporting period of $1,776,913 and equity award compensation in the form of Restricted Stock Units in the aggregate grant date value of $22,500. Karen Julien, the wife of Jeffrey P. Julien, is employed by RJ&A as a branch manager. During the reporting period, she was paid cash compensation in the aggregate amount of $307,842. Matthew Frey, the son-in-law of Paul C. Reilly, is a branch manager of one of the independent branches of our subsidiary Raymond James Financial Services, Inc. He was paid cash compensation during the reporting period of $781,854.

Mr. Godbold, our Vice Chairman and a director, is compensated as an employee and does not receive any additional compensation for his services as a director. He was paid cash compensation during the reporting period in the amount of $168,633.
RELATED PERSON TRANSACTION POLICY
The CGN&C Committee maintains Policies and Procedures with Respect to Related Person Transactions to address the review, approval, disapproval or ratification of related person transactions. ‘‘Related persons’’ include the company’s executive officers, directors, director nominees, holders of more than five percent (5%) of the company’s voting securities, immediate family members of the foregoing persons, and any entity in which any of the foregoing persons is employed, is a partner or is in a similar position, or in which such person has a 5% or greater ownership interest. A ‘‘related person transaction’’ means a transaction or series of transactions in which the company participates, the amount involved exceeds $120,000, and a related person has a direct or indirect interest (with certain exceptions permitted by SEC rules). Examples might include sales, purchases and transfers of real or personal property, use of property and equipment by lease or otherwise, services received or furnished and borrowings and lendings, including guarantees.
Management is required to present for the approval or ratification of the CGN&C Committee all material information regarding an actual or potential related person transaction. The policy requires that, after reviewing such information, the disinterested members of the CGN&C Committee will approve or disapprove the transaction. Approval will be given only if the CGN&C Committee determines that such transaction is in, or is not inconsistent with, the best interests of the company and its shareholders. The policy further requires that in the event management becomes aware of a related person transaction that has not been previously approved or ratified, it must be submitted to the CGN&C Committee promptly. The policy also permits the chairman of the CGN&C Committee to review and approve related person transactions in accordance with the terms of the policy between scheduled committee meetings. Any determination made pursuant to this delegated authority must be reported to the full CGN&C Committee at the next regularly-scheduled meeting.
EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes equity compensation plan information for the plans approved by shareholders, as a group, and for the plans not approved by shareholders, as a group, in each case as of September 30, 2018. In accordance with SEC rules, the table below does not include our Profit Sharing Plan and Employee Stock Ownership Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights(1) (b)	Number of securities remaining available for future issuance under equity compensation plans. (Excludes securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders(2)	2,292,215	$54.69	12,645,413	(3)
Equity compensation plans not approved by shareholders(4)	0	$0.00	—
Total	2,292,215	$54.69	12,645,413
_______________

(1)	The weighted-average exercise price does not take into account the shares or restricted stock units issued under our restricted stock and employee stock purchase plans, which have no exercise price.

(2)
On February 23, 2012, the 2012 Stock Incentive Plan (as subsequently amended and restated, the ‘‘2012 Plan’’) was approved by our shareholders. The 2012 Plan serves as the successor to our 1996 Stock Option Plan for Key Management Personnel, 2007 Stock Option Plan for Independent Contractors, 2002 Incentive Stock Option Plan, Stock Option Plan for Outside Directors, 2005 Restricted Stock Plan and 2007 Stock Bonus Plan (the ‘‘Predecessor Plans’’). Upon the original approval of the 2012 Plan by our shareholders, the Predecessor Plans terminated (except with respect to awards previously granted under the Predecessor Plans that remained outstanding). Upon the original approval of the 2012 Plan, our shareholders also approved the grant of 15,400,000 new shares, in addition to the shares then available for grant under the Predecessor Plans. On February 23, 2016, our shareholders approved the Amended and Restated 2012 Stock Incentive Plan, which included an increase of 16,000,000 shares available for issuance under the plan.

(3)
Includes 12,119,220 shares remaining available for issuance under the 2012 Plan and 526,193 shares remaining available for issuance under the 2003 Employee Stock Purchase Plan, as amended, as of September 30, 2018.

(4)
We have two Predecessor Plans that were not previously approved by shareholders: the 1996 Stock Option Plan for Key Management Personnel and the Stock Option Plan for Outside Directors. All previously outstanding shares have been exercised or otherwise disposed of.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires officers, directors and persons who beneficially own more than 10% of the company’s shares to file reports of ownership on Form 3 and reports of changes in ownership on Forms 4 or 5 with the SEC. The reporting officers, directors and 10% shareholders are also required by SEC rules to furnish the company with copies of all Section 16(a) reports they file.
Based solely on its review of copies of such reports, the company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and 10% shareholders were complied with during fiscal year 2018, except that, due to a clerical error, Mr. Bunn inadvertently filed one Form 4 reporting a grant of restricted stock units late.

PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
General
Section 14A of the Securities Exchange Act of 1934 enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a ‘‘say-on-pay’’ proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.
As discussed in the Compensation Discussion and Analysis section of this proxy statement, we seek to establish and maintain compensation policies that will enable us to attract, motivate and retain high-quality executive officers and ensure that their individual interests are aligned with those of our shareholders. Our goal is to utilize our compensation programs to reward executive officers for the achievement of short-term and long-term strategic and operational goals and increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Our executive officers’ total compensation is comprised of a mix of base salary, annual incentive bonus (which includes both cash and time- and performance-based vesting restricted stock unit awards), grants of retention restricted stock units, and retirement plan contributions. The Corporate Governance, Nominating and Compensation Committee (the “Committee”) does not utilize formulaic financial performance goals or targets in awarding compensation. Rather, the Committee reviews company and individual performance each year, and then applies its broad discretion in determining the appropriate amounts of compensation for the fiscal year, based on a variety of factors, both objective and subjective.
Summary of Compensation Decisions for 2018
After assessing the company’s financial and strategic performance for fiscal 2018, and after further evaluating the individual performance of our named executive officers, the Committee exercised its discretion to award total annual direct compensation for 2018 to our NEOs as set forth in the following table. For purposes of this table, ‘‘total annual direct compensation’’ means the sum of (i) salary for the fiscal year indicated, (ii) the annual bonus (both cash and equity components) and (iii) retention RSUs earned during such fiscal year but awarded in the subsequent fiscal year.

Total Annual Direct Compensation
Named Executive Officer	Fiscal 2018	Fiscal 2017	Percentage Increase/(Decrease)
Paul C. Reilly	$12,453,375	$11,090,000	12.29%
Jeffrey P. Julien	$3,426,350	$3,121,500	9.77%
James E. Bunn	$4,412,600	$—	na
Jeffrey E. Trocin	$3,830,060	$4,246,500	(9.81)%
Dennis W. Zank	$3,330,000	$4,021,500	(17.20)%
This table depicts how the Committee viewed its compensation decisions for our NEOs, but the presentation herein differs substantially from the Summary Compensation Table (‘‘SCT’’) on page 41 that is required by SEC rules. This table is not a substitute for the information presented in the SCT. Among other differences, the table above includes equity awards in the column for the year they were earned, rather than the year in which the grant date occurred. Please see the note on page 34 for further important information on the differences between this presentation and the SCT.
Accordingly, we will ask our shareholders to vote ‘‘FOR’’ the following resolution at the Annual Meeting:
‘‘RESOLVED, that the Company’s shareholders approve, on an advisory (non-binding) basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting

of Shareholders pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.’’
The say-on-pay vote is advisory, and therefore not binding on the Company, the CGN&C Committee or our Board of Directors. Our Board of Directors and our CGN&C Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the CGN&C Committee will evaluate whether any actions are necessary to address those concerns. Under the Board’s current policy, shareholders are given an opportunity to cast an advisory vote on this topic annually, with the next opportunity occurring in connection with the company’s annual meeting of shareholders in 2020.
RECOMMENDATION OF THE BOARD
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE ‘‘FOR’’ THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION. The voting requirements for this proposal are described in the ‘‘Questions and Answers About Voting Your Shares’’ section above.

PROPOSAL NO. 3
APPROVE AMENDED AND RESTATED 2003 EMPLOYEE STOCK PURCHASE PLAN
We are asking our shareholders to approve the amendment and restatement of the Raymond James Financial, Inc. 2003 Employee Stock Purchase Plan (the “ESPP”) to add 4,000,000 shares to the ESPP share reserve and to extend its term to March 31, 2027.

Background

In fiscal year 2003, the Board of Directors adopted and the shareholders of the Company approved the ESPP. The ESPP originally authorized the issuance of up to 1,500,000 shares of the Company’s common stock. The original authorized share number was subsequently adjusted to reflect the Company’s March 2004 and March 2006 three-for-two stock splits, and in fiscal year 2008, the Board of Directors approved an amendment to the ESPP increasing, subject to shareholder approval, the number of shares available by an additional 4,000,000 shares. The shareholders of the Company then approved this increase at their 2009 annual meeting. As of December 14, there are 429,751 shares remaining for issuance under the ESPP.

The Board of Directors continues to believe that the ESPP is important to the Company’s success, that it will continue to provide an incentive to employees to remain in their capacities with the Company and its subsidiaries, and that it will encourage them to promote the best interests of the Company by continuing to afford them the opportunity to acquire or enlarge their respective stock ownership in the Company. The Board of Directors has determined that these factors warrant the increase in the number of shares available under the ESPP by an additional 4,000,000 shares and the extension of the term of the ESPP to March 31, 2027. Accordingly, the Board of Directors, on December 27, 2018, approved an amendment to the ESPP increasing, subject to shareholder approval, the number of shares available under the plan by an additional 4,000,000 shares, such that the aggregate number of shares available for grant as of that date pursuant to the ESPP would be increased upon shareholder approval to 4,429,751 shares, and the term of the ESPP would be extended from February 19, 2019 to March 31, 2027. Therefore, the Board of Directors has proposed and recommended that such amendment be approved by the shareholders of the Company. The Company’s shareholders are being asked to approve the proposed amendment to the ESPP so that participating U.S. employees may continue to receive the special U.S. tax treatment provided by the Internal Revenue Code of 1986, as amended.

Key Features of the Amended and Restated 2003 Employee Stock Purchase Plan

As described further below, the ESPP, as proposed to be amended and restated, generally:

•
Would reserve 4,429,751 shares of common stock for issuance pursuant to the ESPP, including 429,751 shares previously authorized but not purchased by employees under the ESPP and 4,000,000 additional shares, if approved by shareholders pursuant to this Proposal 3;

•
Permits an employee to contribute a portion of his or her eligible compensation each pay period through after-tax payroll deductions or, if elected by the employee, to make a lump sum purchase of shares of common stock under the ESPP;

•
Establishes (i) “option dates” on the first business day of March, June, September and December for employees to determine whether to purchase shares, (ii) “exercise dates,” which are the first business day following each option date and the date on which common stock will be purchased for employees exercising their purchase options and (iii) three-month accumulation periods commencing on the exercise date and ending upon the immediately succeeding option date, during which period employees may fund their accounts in order to make future purchases of common stock;

•	Permits employees to purchase shares of common stock at a 15% discount;

•
Limits the value of shares that an employee may accrue in a calendar year to $25,000, and limits the number of shares that an employee may purchase in a calendar year to 1,000 shares of common stock; and

•	Has a term that extends until March 31, 2027 (extended from February 19, 2019).

Summary of Material Provisions of Employee Stock Purchase Plan
A summary of the material terms of the ESPP is set forth below. This summary is qualified in its entirety by the detailed provisions of the ESPP, a copy of which is attached as Appendix A to this proxy statement and which is incorporated by reference into this Proposal No. 3. We encourage shareholders to read and refer to the complete plan document in Appendix A for a more complete description of the ESPP.
Purpose. The purpose of the ESPP is to incentivize employee participants to purchase shares of common stock of the Company by allowing them to purchase such shares at a significant discount, thereby providing a mutual benefit to the employees and the Company. The ESPP and the options granted under the ESPP are intended to satisfy the requirements for an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986 (the “Code”). The provisions of the ESPP shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code.
Share Reserve. Subject to adjustment in connection with certain corporate transactions, the maximum number of shares of common stock that may be purchased under the ESPP, as proposed to be amended and restated, and consisting of treasury shares or originally issued shares, will be 4,429,751 shares of common stock.
Administration. By its terms, the ESPP is administered under the direction of the ESPP committee, composed of such persons as the Board of Directors shall from time to time determine. The CGN&C Committee of the Board of Directors currently acts as the ESPP committee. The ESPP committee has the power to establish suitable rules and procedures for administering the ESPP, and all decisions of the ESPP committee pertaining to the interpretation, construction or application of the ESPP, any option granted under the ESPP, and the rules promulgated by the ESPP committee, are final and conclusive. The ESPP committee may also designate an individual who will serve as the ESPP coordinator, who will assist in the administration of the ESPP (the “Coordinator”).
Eligibility. Generally, all full-time employees of the Company and certain of its designated subsidiaries who are actively employed on the first business day of any accumulation period are eligible to participate in the ESPP. However, the following employees are ineligible to participate in the ESPP: (i) employees whose customary employment is 20 hours or less per week, (ii) employees whose customary employment is for not more than five months in any calendar year, and (iii) employees who, after exercising their options to purchase common stock under the ESPP, would own, directly or indirectly, shares of common stock representing 5% or more of the total combined voting power of all classes of the Company’s stock. Subject to certain modifications as set forth in the ESPP, employees of the Company's Canadian subsidiary, Raymond James Ltd., are eligible to participate in the ESPP.
As of December 14, 2018, approximately 13,000 employees of the Company and its participating subsidiaries may become eligible to participate in the ESPP.
Participation Election. An eligible employee may become an employee for an accumulation period under the ESPP by completing and submitting an authorization form to the Company, prior to the commencement of such accumulation period. The enrollment form will authorize the Company to make after-tax payroll deductions from the employee’s eligible compensation and will indicate the following: (i) the employee’s percentage rate or fixed dollar amount to be deducted from his or her compensation during such accumulation period, (ii) that the maximum possible number of shares of common stock will be purchased on the exercise date (or specify a lesser amount), (iii) the exact name in which common stock that is purchased is to be registered, (iv) an agreement that the employee will not dispose of common stock acquired under the ESPP within one year after the exercise date (subject to certain hardship or other exceptions in the discretion of the ESPP committee),(v) an agreement that the employee will inform the Company of any disposition of any common stock acquired under the ESPP within two years from the option date, and (vi) an acknowledgement from the employee that the Company will follow its normal margin policies.
An employee may not increase or decrease his or her payroll deductions once an accumulation period has begun, but an employee may cease his or her payroll deductions once an accumulation period has begun by properly completing and timely submitting written notice to the Company or its designee.
Option Dates, Accumulation Periods, Exercise Dates and the Purchase of Shares. On each option date, employees are granted an option to purchase shares of the Company’s common stock with the after-tax payroll amount accumulated over the succeeding three months. Each of these periods is known as an “accumulation period,” and the ESPP will have four (4) three-month accumulation periods in each calendar year, each commencing on an exercise date and ending on the next option date. As an alternative to the payroll deduction method, if elected by the employee, the Coordinator may use the employee’s brokerage account to make a lump sum purchase of shares of common stock under the ESPP.
On each exercise date, an employee is deemed to automatically exercise his or her option to purchase the maximum number of whole shares of common stock that may be purchased at the option price with the employee’s account balance at that time, as described in more detail below. The amount credited to each employee’s account will be applied to the purchase and deducted from the employee’s account. To the extent not exercised, all such options expire on the exercise date.
Option Price.  The option price per share of common stock under the ESPP on each option date is 85% of the “fair market value,” which is the mean between the highest and lowest selling prices that shares of common stock were traded at, or if common stock was not traded on that specific option date, the fair market value will be determined in the same manner, using the prices on the nearest preceding trading day.
On December 14, 2018, the closing price of the common stock, as reported on the New York Stock Exchange, was $74.34 per share.
Purchase Limitations. No employee may be granted an option to purchase shares of common stock under the ESPP which permits the employee’s right to purchase shares to accrue at a rate in excess of $25,000 for each calendar year in which the options are outstanding, determined as of the time the option is granted. In addition, the maximum number of shares that an employee may purchase in a calendar year is 1,000 shares of common stock.
The ESPP also limits the number of shares that may be made subject to options on each option date to the lesser of: (i) the maximum number of shares of common stock purchasable at the option price with all employees’ account balances, and (ii) a specified number of shares of common stock determined by the Board of Directors.
If, for any reason, on any exercise date there is not a sufficient number of shares to satisfy the options then exercisable, the Company shall make a pro rata allocation of the shares of common stock available based upon the respective balances available to purchase shares of common stock in each employee's account, and the excess balance in each such employee's account shall be returned to him or her in cash with his pro rata shares of the available common stock.

Termination of Participation. At any time prior to an exercise date, an employee may provide written notice to the Coordinator to withdraw all, but not less than all, of the balance accumulated in his or her account through payroll deductions. Such a withdrawal terminates the employee's right to participate in the ESPP during the accumulation period during which the notice of the withdrawal is made.

Shareholder Rights. Employees do not, by reason of their participation in the ESPP, or any option granted thereunder, or of the exercise of any rights under such option, have any interest in any share of common stock of the Company, and do not have any rights of or status as a shareholder of the Company, unless and until the appropriate book entries representing such shares are actually issued. The Company is under no obligation to issue shares of common stock until such shares are fully paid for and all of the applicable provisions of the ESPP and of the option granted are complied with.

Transferability. An employee’s options to purchase shares of common stock under the ESPP may not be transferred, and each option granted is only exercisable on its exercise date, and only by the employee to whom it was granted, provided such employee is then employed by the Company.
Certain Corporate Transactions. If there are any increases or reductions in the number of shares of the Company’s common stock outstanding by reason of a stock dividend, stock split, stock constriction, or any other material change in the capital structure of the Company because of a reclassification, reorganization or recapitalization, then the aggregate number of shares of common stock which may be issued under the ESPP, the number of shares of common stock which may be purchased under each option, and the purchase price to be paid for such shares, will be proportionately and equitably adjusted.
Term. If approved by the Company’s shareholders at the Annual Meeting, the amendment to the ESPP will become effective as of the date of the Annual Meeting. The ESPP will terminate on the earlier of (i) March 31, 2027, and (ii) the date the Board of Directors terminates the ESPP.
Amendment, Suspension, or Termination. The Board of Directors may, at any time, amend or terminate the ESPP; provided, however, that no termination will affect options previously granted, and no amendment will make any change in any previously granted option which adversely affects the rights of any employee. If any amendment to the ESPP would (i) require the sale of more shares of common stock than are authorized under the ESPP, (ii) affect the employees eligible to participate under the ESPP, or (iii) change the designation of corporations whose employees may participate in the ESPP, then the effectiveness of the amendment will be contingent on the approval of such amendment by the Company’s shareholders within 12 months.
Summary of U.S. Federal Income Tax Consequences
The following summary of U.S. federal income tax consequences is intended only as a general guide, under current U.S. federal income tax law, of participation in the ESPP and does not attempt to describe all potential tax consequences. This discussion is intended for the information of our shareholders considering how to vote at the Annual Meeting and not as tax guidance to employees in the ESPP. The following summary is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Tax consequences are subject to change, and a taxpayer’s particular situation may be such that some variation in application of the described rules is applicable. Accordingly, employees are advised to consult their own tax advisors with respect to the tax consequences of participating in the ESPP.
The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, and options to make purchases under the ESPP are intended to qualify under the provisions of Section 423 of the Code. Amounts withheld from an employee’s earnings under the ESPP will be taxable income to the employee in the year in which the amounts otherwise would have been received, but the employee will not be required to recognize additional income for U.S. federal income tax purposes either at the time the employee is deemed to have been granted an option to purchase common stock on the grant date or when the option to purchase common stock is exercised on the purchase date. No additional taxable income will be recognized for U.S. federal income tax purposes by an employee until the sale or other disposition of the shares of common stock acquired under the ESPP. Upon such sale or disposition, the employee will generally be subject to tax in an amount that depends upon the length of time such shares are held by the employee prior to selling or disposing of them.
If an employee holds the shares of common stock purchased under the ESPP for at least two years after the grant date and for at least one year from the purchase date of the shares of common stock, when the employee sells or disposes of the shares of common stock (a “qualifying disposition”), the employee will recognize as ordinary income an amount equal to the lesser of: (i) the excess of the fair market value of the shares of common stock on the date of such sale or disposition over the purchase price or (ii) the fair market value of the shares of common stock on the grant date multiplied by the discount percentage for stock purchases under the ESPP. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income, and the employee has a long-term capital loss for the difference between the sale price and the purchase price.
If an employee sells or disposes of the shares of common stock purchased under the ESPP within two years after the grant date or before one year has elapsed since the purchase date (a “disqualifying disposition”), the employee will recognize as ordinary income an amount equal to the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the employee prior to selling or disposing of them.
In connection with a qualifying disposition, the Company will not receive any deduction for U.S. federal income tax purposes with respect to those shares of common stock or the option under which it was purchased. In connection with a disqualifying disposition, the Company will be entitled to a deduction in an amount equal to the amount that is considered ordinary income.
New Plan Benefits
Benefits and amounts to be received under the ESPP, as proposed to be amended, depend on employees’ elections to participate and the fair market value of the common stock of the Company at various future dates. In addition, we have not approved any grants of purchase rights that are conditioned on shareholder approval of this Proposal No. 3. Accordingly, it is not possible to determine future benefits or amounts that will be received by executive officers and other employees, either individually or collectively, if the amendment to the ESPP is approved by the shareholders. Non-employee directors are not eligible to participate in the ESPP.
ESPP Benefits

The following table sets forth, for each of the individuals and groups indicated, the total number of shares of common stock that were purchased under the ESPP during the period beginning on February 19, 2009, the date the ESPP was last approved by the shareholders of the Company, through December 31, 2018.

Name of Individual or Group	Number of shares purchased
Paul C. Reilly	0
Jeffrey P. Julien	0
James E. Bunn	0
Jeffrey E. Trocin	5,551
Dennis W. Zank	0
All Current Executive Officers as a Group	20,086
All Current Non-Executive Directors as a Group	0
All Current and Former Employees as a Group (including all current non-executive officers)	4,177,631
Each Nominee for Director	0
Each Associate of any Director, Executive Officer or Nominee	5,540

Name of Individual or Group	Number of shares purchased
Each Other Current and Former 5% Holder or Future 5% Recipient	0
All Employees as a Group	4,157,545

Vote Required

This proposal must receive an affirmative majority of the votes cast at this meeting to approve the amendment and restatement of the ESPP. For purposes of this Proposal No. 3 only, the number of “votes cast” is deemed to include abstentions, as required by the rules of the NYSE. The voting requirements for this proposal are also described in the “Questions and Answers About Voting Your Shares” section of this Proxy Statement.

Our Recommendation
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE RAYMOND JAMES FINANCIAL, INC. 2003 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL NO. 4
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
GENERAL
The Audit and Risk Committee of the Board has appointed KPMG LLP as the independent registered public accounting firm to audit the company’s consolidated financial statements for the fiscal year ending September 30, 2019 and to audit the company’s internal control over financial reporting as of September 30, 2019.
Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.
RECOMMENDATION OF THE BOARD
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE ‘‘FOR’’ RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2019. The voting requirements for this proposal are described in the ‘‘Questions and Answers About Voting Your Shares’’ section of this Proxy Statement. If the proposal to ratify the appointment is not approved, the Audit and Risk Committee will reconsider the selection of KPMG LLP as the company’s independent registered public accounting firm, but still may determine that the appointment of our independent registered public accounting firm is in the best interests of the company and its shareholders. Even if the appointment is ratified by the shareholders, the Audit and Risk Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit and Risk Committee determines that such a change would be in the best interests of the company and its shareholders.

ADDITIONAL INFORMATION
Costs of Solicitation
The cost of solicitation of proxies will be paid by Raymond James. We have retained MacKenzie Partners, Inc. to solicit proxies for a fee of approximately $15,000 plus a reasonable amount to cover expenses. Proxies may also be solicited in person, by telephone or electronically by Raymond James personnel who will not receive additional compensation for such solicitation. Copies of proxy materials and our Annual Report on Form 10-K will be supplied to brokers and other nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such brokers or other nominees for their reasonable expenses.
Principal Executive Offices
The principal executive offices of Raymond James are located at 880 Carillon Parkway, St. Petersburg, Florida 33716, and the telephone number there is 727-567-1000.
Shareholder Proposals for the 2020 Annual Meeting
In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act intended for inclusion in the proxy statement for next year’s annual meeting of shareholders must be received by the company no later than 120 days before the anniversary of the date of this proxy statement (e.g., not later than September 19, 2019). Such proposals should be sent in writing to Raymond James Financial, Inc., Attn: Secretary, 880 Carillon Parkway, St. Petersburg, Florida 33716. To be included in the Proxy Statement, the proposal must comply with the requirements as to form and substance established by the SEC and our By-laws, and must be a proper subject for shareholder action under Florida law.
A shareholder may otherwise propose business for consideration or nominate persons for election to the Board in compliance with SEC proxy rules, Florida law, our By-laws and other legal requirements, without seeking to have the proposal included in Raymond James’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. Under our By-laws, notice of such a proposal must generally be provided to our Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. The period under our By-laws for receipt of such proposals for next year’s meeting is thus from October 31, 2019 to November 30, 2019. (However, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, any notice by a shareholder of business or the nomination of directors for election or reelection to be brought before the annual meeting to be timely must be so delivered (i) not earlier than the close of business on the 120th day prior to such annual meeting and (ii) not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the 10th day following the day on which public announcement of the date of such meeting is first made.)
Under Rule 14a-4 under the Exchange Act, proxies may be voted on matters properly brought before a meeting under these procedures in the discretion of the proxy holders, without additional proxy statement disclosure about the matter, unless Raymond James is notified about the matter not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting and the proponents otherwise satisfy the requirements of Rule 14a-4. The period under our By-laws for receipt of such proposals for next year’s meeting is from October 31, 2019 to November 30, 2019.
United States Securities and Exchange Commission Reports
A copy of the company’s Annual Report on Form 10-K, including financial statements, for the fiscal year ended September 30, 2018 (the ‘‘Annual Report’’), is being furnished concurrently herewith to all shareholders holding shares as of the Record Date. Please read it carefully.
Shareholders may also obtain additional copies of the Annual Report, without charge, by visiting the company’s website at www.raymondjames.com or by submitting a request to our Secretary by writing Raymond James Financial, Inc., Attn: Secretary, 880 Carillon Parkway, St. Petersburg, Florida 33716. Upon request to our Secretary, the exhibits set forth on the exhibit index of the Annual Report may be made available at a reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).
Communications with the Lead Director and Non-Executive Directors
Any interested party may communicate with the Lead Director of our Board, Ms. Susan N. Story, or with our non-executive directors as a group, by writing to the following address:
Raymond James Financial, Inc.
880 Carillon Parkway
St. Petersburg, Florida 33716
Attn: Secretary
Communications will be reviewed by our corporate secretary and distributed to the Lead Director, the Board, or to any of the Board’s committees or individual directors as appropriate, depending on the facts and circumstances of the communication. In that regard, the Raymond James Board does not receive certain items which are unrelated to the duties and responsibilities of the Board.
In addition, the company maintains a Confidential Reporting Hotline for its employees or individuals outside the company to report complaints or concerns on an anonymous and confidential basis regarding questionable accounting, internal accounting controls or auditing matters and possible violations of the company’s Code of Conduct or law. Further information about the Raymond James Confidential Reporting Hotline is available on the company’s website.
Non-employees may submit any complaint regarding accounting, internal accounting controls or auditing matters directly to the Audit and Risk Committee of the Board of Directors by sending a written communication to the address given below:
Audit and Risk Committee
Raymond James Financial, Inc.
880 Carillon Parkway
St. Petersburg, Florida 33716
Attn: General Counsel
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as ‘‘householding,’’ potentially means extra convenience for shareholders and cost savings for companies.
A number of banks and brokers with account holders who are beneficial holders of the company’s shares will be householding the company’s proxy materials. Accordingly, a single copy of the proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials, please notify your bank or broker, or contact our Secretary at 727-567-5185 or by mail to Raymond James Financial, Inc., Attn: Secretary, 880 Carillon Parkway, St. Petersburg, Florida 33716. The company undertakes, upon oral or written request to the address or telephone number above, to deliver promptly a separate copy of the company’s proxy materials to a shareholder at a shared address to which a single copy of the applicable document was delivered. Shareholders who currently receive multiple copies of the proxy materials at their address and would like to request householding of their communications should contact their bank or broker or the company’s Investor Relations Department at the contact address and telephone number provided above.

APPENDIX A

AMENDED AND RESTATED
RAYMOND JAMES FINANCIAL, INC.
2003
EMPLOYEE STOCK PURCHASE PLAN

(Initially effective February 12, 2003 and including amendments, as approved by the Board of Directors on November 25, 2008, and shareholders on February 19, 2009, by the Corporate Governance, Nominating and Compensation Committee on February 18, 2010 and November 17, 2011, and as amended and restated by the Board of Directors on December 27, 2018, and approved by shareholders on [February 28, 2019])

I

Purpose

The purpose of this Plan is to enable the employees of Raymond James Financial, Inc. and its consolidated subsidiaries to acquire its Common Stock at an advantageous price with either their own funds or savings accumulated through payroll deductions. The Board of Directors of the Company believes the employee participation in the ownership of the Company will be to the mutual benefit of the employees and the Company. The Board of Directors of the Company, recognizing the benefits derived to its employees pursuant to the Company's 1998 Employee Stock Purchase Plan (the “1998 Plan”), believes it will be beneficial and in the best interests of the Company and its employees to establish a new and similar plan to supplement the 1998 Plan. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986 (hereinafter called the "Code"). The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

II

Definitions

a.
"Account Balance" means the total of funds accumulated during the Accumulation Period through payroll deductions, funds remitted to the Plan by personal check , and amounts specified as a charge to an existing brokerage account.

b.	"Accumulation Period" means the period beginning with each Exercise Date and ending upon the immediately succeeding Option Date.

c.	"Board of Directors" means the Board of Directors of the Company.

d.	"Business Day" means any day that the exchange upon which the stock is then traded is open for business.

e.	"Committee" means the Employee Stock Purchase Plan Committee as appointed by the Board of Directors of the Company.

f.	"Company" means Raymond James Financial, Inc., a Florida corporation, and any successor which adopts the Plan.

g.
"Compensation" means, except as provided in Article IV or Article XIII, the total amounts paid to an Employee during an Accumulation Period by the Employer that may be considered remuneration for employment for purposes of the Federal Insurance Contributions Act (Social Security) within the meaning of Section 3121(a) of the Code without regard to the exclusion of remuneration in excess of the Social Security contribution and benefit base pursuant to Section 3121(a)(1) of the Code.

h.	“Coordinator” means the Benefits Manager, Corporate Benefits Manager of the Company in his or her role in administering this Plan.

i.	"Effective Date" means the most recent date on which this Plan is approved or re-approved by the shareholders of the Company.

j.
"Employee" means any person who is an employee as defined under Section 3401(c) of the Code, and is regularly and actively employed by the Employer on the first Business Day of any Accumulation Period, provided, however, that the term "Employee" does not include any person whose customary employment is 20 hours or less per week or whose customary employment is for not more than five months in any calendar year or who, immediately before an option is granted under the Plan, is a 5% shareholder as defined at Treas. Reg. §1.423-2(d). Any period during which a person is or was on leave of absence from the Employer for the purpose of serving an active duty with the Armed Forces of the United States shall be considered a period during which such person is or was regularly and actively employed by the Employer for the purpose of applying the foregoing definition of an Employee. Any period during which a person is or was on a parental leave of absence from the Employer shall be considered a period during which such person is or was regularly and actively employed by the Employer for the purpose of applying the foregoing definition of an Employee.

k.
"Employer" means the Company and those “parent corporations” and “subsidiary corporations” within the meaning of Code Section 424 that are designated as Employers. Schedule A annexed hereto sets forth such designated Employers as of the date hereof.

l.	"Exercise Date" means the first Business Day immediately following an Option Date.

m.
"Fair Market Value" means the mean between the highest and lowest selling prices at which shares of the Common Stock were traded or, if the Common Stock was not traded on a specified date, upon the basis of the mean of such prices on the date nearest preceding that date.

n.	"Option Date" means the first Business Day of March, June, September or December of any year as of which the Board of Directors grants options under the Plan.

o.	"Option Price" means an amount equal to 85% of the Fair Market Value per share of the Stock on the Option Date.

p.	"Plan" means this Amended and Restated 2003 Employee Stock Purchase Plan of Raymond James Financial, Inc. as set forth herein.

q.	"Stock" or "Common Stock" means the $0.01 par value Common Stock of the Company.

r.	“401(k) Plan” means the Raymond James Financial, Inc. 401(k) Plan, as amended from time to time.

III

Nature of the Option

Each option granted shall be exercisable only on its Exercise Date and only if the person to whom granted is then employed by the Employer. No Employee shall be granted an option which permits his rights to purchase Stock under the plan to accrue at a rate which exceeds $25,000.00 of fair market value of Stock (determined at the time such option is granted) for any calendar year. No option shall be transferable and no option shall be exercisable by anyone other than the Employee to whom granted. Subject to the overall limitations contained herein with respect to the total number of shares to be made subject to option under the Plan, the Board of Directors shall determine the maximum number of shares of Stock, if any, to be made subject to option on each Option Date.

The Board of Directors shall fix said maximum number at the lesser of (1) the maximum number of shares of Stock purchasable at the Option Price with all Employees' Account Balances or (2) a specified number of shares of Stock. Each Employee shall then be granted on the Option Date an option to purchase at the Option Price that percentage of the total number of shares of Stock with respect to which options are granted on the Option Date which is equal to the percentage which his Account Balance represents of the total Account Balances of all Employees to whom options are granted on the Option Date.

IV

Payroll Deductions

The Employer will deduct from the compensation otherwise payable to the Employee during the Accumulation Period the percentage or fixed dollar amount which the Employee shall have specified in writing to the Employer prior to the commencement of the Accumulation Period, and the Employer will accumulate such amounts and credit them to the Employee's account. Except as provided in Article V, only amounts accumulated through such payroll deductions may be used for the purchase of Stock under the option granted. Amounts accumulated through payroll deductions shall be deposited into the employee's Raymond James brokerage account. An employee may not increase or reduce the rate of payroll deductions, if any, specified by him for a given Accumulation Period once such Accumulation Period has begun, but may, upon 10 days’ notice in writing, discontinue his payroll deductions for the Accumulation Period then in effect. Any such discontinuance shall be permanent for such Accumulation Period.

The authorization which the Employee must complete, sign and deliver to the Employer in order to enter the Plan shall include the following:

1.	A specification of the percentage rate or fixed dollar amount to be deducted from his compensation during the Accumulation Period.

2.
A direction that the maximum possible number of shares of Stock be purchased on the Exercise Date except to the extent the Employee shall have notified the Employer in writing to the contrary prior to the Exercise Date.

3.	A specification of the exact name or names (which must include the Employee's name and may include the name of another person as joint owner) in which Stock purchased is to be registered.

4.
An agreement that the Employee will not dispose of any Stock acquired under the Plan within one year after the Exercise Date. This agreement may be waived by the Committee if a sale of said Stock within one year from the Exercise Date is necessary to enable the Employee to meet a financial hardship as that term is defined at Treas. Reg. sec. 1.401k-1(d)(3), provided that the purposes for which the waiver may be requested are limited to those enumerated at Treas. Reg. sec. 1.401(k)-1(d)(3)(iii)(B)(safe harbor definition of immediate and heavy financial need).

Such requests for financial hardship waivers shall be considered by applying the same standards, definitions and requirements as are applied for hardship distribution requests under the 401(k) Plan. In addition, the same or similar review and approval forms, procedures and the like shall be followed by the Committee for financial hardship requests under the Plan. If an Employee who has acquired stock under the Plan dies within one year after the Exercise Date and his estate or beneficiary(ies) applies for a waiver of this agreement for any reason, such a waiver shall be approved by the Coordinator.

5.
An agreement that the Employee will inform the Company of any disposition of any Stock acquired under the Plan within two years from the Option Date pertaining to such shares so that the Company will be able to monitor compliance with the provisions of the Plan and federal securities laws governing disposition of Stock.

6.
An acknowledgement from the Employee that the Company will follow its normal margin policies in connection with any Stock acquired under the Plan and that any such Stock may be coded as a margin position one year following the Exercise Date.

V

Lump Sum Purchase Opportunity

As an alternative to the payroll deduction method of accumulating funds for the purchase of Stock as described in Article IV, Employees may elect to purchase Stock by informing the Coordinator, no later than the twenty-fifth (25th) day of the final month of an Accumulation Period of the account number of the Employee's brokerage account to be charged. In order to be eligible to utilize a lump sum purchase opportunity, the Employee must have been employed by the Company as of the first Business Day of the applicable Accumulation Period. The Option Price for Stock purchased through the lump sum purchase opportunity shall be the same as Stock purchased under the payroll deduction method described in Article IV, and shall be subject to all of the requirements and limitations set forth in Article IV. Options shall be exercised under the terms of Article VI on behalf of all participating employees who elect the lump sum purchase opportunity in a timely manner.

VI

Exercise of Options

Unless prior to the Exercise Date the Employee shall have notified the Coordinator in writing that he does not intend to exercise some or all of the options which may be or have been granted to him under the Plan, on the Exercise Date the Employer shall automatically exercise on the Employee's behalf an option to purchase the maximum amount of shares of Stock purchasable at the Option Price with the Employee's Account Balance (or if the Employee shall have specified some lesser amount as aforesaid not in excess of such lesser amount); provided, that if the total number of shares of Stock purchasable on behalf of all Employees with the total aggregate Account Balances available to purchase shares of Stock exceeds the aggregate maximum number of shares of Stock which the Board of Directors shall have specified to be purchasable on the Exercise Date, the option of each Employee will be exercised to purchase only that percentage of the total aggregate number of Shares of Stock available for purchase which is equal to the ratio percentage that each Employee's year-to-date Compensation bears to the total year-to-date compensation of all employees participating as of the relevant Option Date.

Anything (except the second paragraph of Article VIII to the contrary) otherwise contained in the Plan notwithstanding, no Employee shall be permitted to purchase in excess of 1,000 shares of Stock in any calendar year. Only full shares of Stock may be purchased, and no fractional shares will be issued. All shares of Stock purchased pursuant to this Plan must be paid for in full on or before the Exercise Date. As soon as practicable after the Exercise Date, the Employer will report to each Employee the number of shares of Stock purchased by him and the cost of such shares. Any cash balance remaining in Employees’ accounts after such Exercise Date shall no longer be designated for use under this Plan.

VII

Termination of Rights

At any time prior to the Exercise Date, an Employee may upon written notice to the Coordinator withdraw all, but not less than all, of the balance accumulated in his account through payroll deductions. Such withdrawal shall terminate the Employee's right to participate in the Plan during the Accumulation Period during which notice of the withdrawal is made.

VIII

Stock to be Issued

The shares of Stock purchased by Employees under the Plan may, at the election of the Company, be either treasury stock or originally issued stock. As of December 14, the maximum number of shares of Stock that shall be available for purchase by Employees under the Plan shall be 4,000,000 shares plus 429,751 shares, which is the number of shares previously authorized but not purchased under the Plan, resulting in an aggregate amount of 4,429,751 shares remaining available for purchase, subject to adjustment for changes in capitalization of the Company as described in the following paragraph.

In the event that prior to the transfer of all of the shares of Stock which may be issued in accordance with this Plan, there shall be any increases or reductions in the number of shares of Stock of the Company outstanding by reason of any one or more stock dividends, stock splits, stock constrictions or any other material change in the capital structure of the Company by way of reclassification, reorganization or recapitalization, the aggregate number of shares of Stock which may be issued under this Plan and the number of shares of Stock which may be purchased under each option then or thereafter in effect and the purchase price to be paid therefore shall be proportionately and equitably adjusted. Notwithstanding the foregoing provision, the aggregate number of shares that may be issued under the Plan may not be increased, other than an increase reflecting a change in the number of outstanding shares of the Company as a result of a stock dividend or a stock split. No such adjustment shall, however, entitle any Employee to purchase a fractional share of Stock hereunder, and rights to purchase shares of Stock shall always be limited after each such adjustment to the lower full share.

No one shall, by any reason of this Plan or of any option granted or of the exercise of rights under any such option, have any interest in shares of Stock of the Company nor any rights of, or status as, a stockholder of the Company unless and until appropriate book entries representing such shares are issued. The Company shall be under no obligation to issue shares of Stock unless and until such shares of Stock shall have been paid for in full and all of the applicable provisions of this plan and of the option granted shall have been complied with.

If, for any reason, the Company does not have available on any Exercise Date sufficient shares of Stock to satisfy the options then otherwise exercisable, the Company shall make a pro rata allocation of the shares of Stock available based upon the respective balances available to purchase shares of Stock in each Employee's account and the excess balance in each Employee's account shall be returned to him in cash with his pro rata shares of the available stock.

IX

Employee Stock Purchase Plan Administration

The Board of Directors shall appoint an Employee Stock Purchase Plan Committee, composed of such persons as the Board of Directors shall from time to time determine to administer the Plan subject to the control and direction of the Board of Directors. Subject to the action and control of the Board of Directors: (1) the Committee shall have the power from time to time to establish suitable rules and procedures for administering the Plan and (2) all decisions of the Committee pertaining to the interpretation, construction or application of the Plan or any option granted or the rules promulgated by the Committee shall be final and conclusive. Neither any member of the Committee nor of the Board of Directors shall be liable for any decision made or action taken in good faith. The Committee shall from time to time designate an individual who shall serve as the Employee Stock Purchase Plan Coordinator to assist in the ongoing administration of the Plan.

Notwithstanding any provision of the Plan to the contrary, the Committee and the Stock Purchase Plan Coordinator may use telephonic media, electronic media or other technology, including the Company's website and the internet, in administering the Plan to the extent not prohibited by applicable law, regulation or other pronouncement.

X

Amendment or Termination of the Plan

The Board of Directors may, at any time, terminate or amend the Plan. No termination shall, however, affect options previously granted, and no amendment may make any change in any option theretofore granted which would adversely affect the rights of any employee. Approval of the stockholders of the Company within 12 months before or after the date on which the Directors amend the Plan shall be necessary if the amendment would:

1.	Require sale of more shares of Stock than are authorized under Article VIII of the Plan; or

2.	Affect the Employees eligible to participate under the Plan.

3.
Change in the designation of corporations whose employees may be offered options under the Plan, provided that such approval shall not be required for designations of participating corporations made from time to time from among a group consisting of the Company and its related corporations as provided at Treas. Reg. §1.423-1(a).

XI

Approvals

The Plan will terminate on the March 31st that next follows the eight (8) year anniversary of the Effective Date, unless extended by action of the stockholders of the Company. The Plan will be construed under Florida law.

XII

Non-Guarantee of Employment

Nothing in this Plan shall be construed as giving an Employee, whether or not a participant in this Plan, the right to be retained in the service of the Company or any subsidiary; and each Employee shall remain subject to discharge, with or without cause, to the same extent as if this Plan had not been executed. This Plan is hereby adopted by the Company to be effective on the date specified herein.

XIII

Canadian Addendum

The Plan shall be available to employees of the Company's Canadian subsidiary, Raymond James Ltd. (the "Canadian Company"), with the following modifications applicable to the interpretation and administration of the Plan with regard to the Canadian Company:

a.    Article II - Definitions. The definition of "Compensation" in Article II of the Plan is deleted and replaced as follows:

"Compensation" means, except as provided in Article IV, the gross base salary, gross compensation and gross annual cash bonus awards paid to an Employee during an Accumulation Period by the Employer.

b.    IV - Payroll Deductions. In the fifth sentence of Article IV of the Plan, the phrase "Raymond James brokerage account" is deleted and replaced with the words "Canadian Company brokerage account." In paragraphs 5 and 6 of Article IV the word "Company" is deleted and replaced with the words "Canadian Company". The following additional paragraph is added to Article IV:

7.    An acknowledgement that the Employee has not been induced to purchase Stock under the Plan by expectation of employment or continued employment.

Schedule A

Designated Employers Subject to Plan

Raymond James & Associates Inc
Raymond James Limited
Raymond James Insurance Group
The Producers Choice LLC
Raymond James Financial Services
Raymond James Financial Services Advisors
RJ Capital Services, Inc.
Eagle Asset Management
Eagle Fund Services Inc
Carillon Tower Advisers Inc
Scout Investments Inc
Raymond James Bank NA
Raymond James Trust N A
Raymond James Mortgage Company
Raymond James Tax Credit Funds Inc
Raymond James Capital

APPENDIX B
Raymond James Financial, Inc.
Reconciliation of GAAP measures to non-GAAP measures
(Unaudited)
We utilize certain non-GAAP measures to enhance the understanding of our financial results and related measures. We believe that the non-GAAP measures provide useful information by excluding certain material items that may not be indicative of our core operating results. We believe that these non-GAAP measures allow for better evaluation of the operating performance of the business and facilitate a meaningful comparison of our results in the current year to those in prior and future years. These non-GAAP measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with GAAP. In addition, our non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies. The following table provides a reconciliation of GAAP measures to non-GAAP measures for the periods which include non-GAAP adjustments.

	Years ended
$ in thousands, except per share amounts	September 30, 2018	September 30, 2017	September 30, 2016
Net income: (1)	$856,695	$636,235	$529,350
Non-GAAP adjustments:
Acquisition-related expenses (2)	3,927	17,995	40,706
Losses on extinguishment of debt (3)	—	45,746	—
Jay Peak settlement (4)	—	130,000	20,000
Subtotal pre-tax non-GAAP adjustments	3,927	193,741	60,706
Tax effect on non-GAAP adjustments above	(1,100)	(61,869)	(20,570)
Impact of the Tax Act (5)	105,254	—	—
Total non-GAAP adjustments, net of tax	108,081	131,872	40,136
Adjusted net income	$964,776	$768,107	$569,486

Pre-tax income: (1)	$1,310,655	$925,346	$800,643
Pre-tax non-GAAP adjustments (as detailed above)	3,927	193,741	60,706
Adjusted pre-tax income	$1,314,582	$1,119,087	$861,349

Earnings per common share:
Basic	$5.89	$4.43	$3.72
Diluted	$5.75	$4.33	$3.65
Adjusted basic	$6.63	$5.35	$4.01
Adjusted diluted	$6.47	$5.23	$3.93
Return on equity:
Average equity (6)	$5,949,054	$5,235,231	$4,695,588
Return on equity (7)	14.4%	12.2%	11.3%
Adjusted average equity (6)	$6,042,668	$5,310,489	$4,707,959
Adjusted return on equity (7)	16.0%	14.5%	12.1%

Footnotes

1.	Excludes noncontrolling interests.

2.
Represents acquisition-related expenses associated with our 2018 acquisition of Scout Investments and its Reams Asset Management division as well as our 2016 acquisitions of the U.S. Private Client Services unit of Deutsche Bank, Mummert & Company Corporate Finance GmbH and MacDougall, MacDougall & MacTier, Inc.

3.
Losses on extinguishment of debt include a make-whole premium and the acceleration of unamortized debt issuance costs associated with the early extinguishment of our 8.60% Senior Notes due 2019 and 6.90% Senior Notes due 2042.

4.
Other expenses in the year ended September 30, 2017 and 2016 included $130 million and $20 million, respectively, in legal expenses associated with Jay Peak settlement. For further information see our Annual Report on Form 10-K for the year ended September 30, 2017 (available at www.sec.gov).

5.
The impact of the Tax Act includes the remeasurement of U.S. deferred tax assets at the lower enacted corporate tax rate and, to a lesser extent, a one-time transition tax on deemed repatriated earnings of foreign subsidiaries. Our U.S. federal statutory tax rate was 24.5% for the fiscal year ended September 30, 2018, which reflected a blended federal statutory rate of 35% for the fiscal first quarter and 21% for the remaining three fiscal quarters.

6.
Computed by adding the total equity attributable to Raymond James Financial, Inc. as of each quarter-end date to the beginning of the year total, and dividing by five. Adjusted average equity is computed by adjusting for the impact on average equity of the non-GAAP adjustments, as applicable for each respective year.

7.
Computed by dividing net income attributable to Raymond James Financial, Inc. for the year indicated by average equity for each respective year or, in the case of adjusted return on equity, computed by dividing adjusted net income attributable to Raymond James Financial, Inc. for the year indicated by adjusted average equity for each respective year.

RAYMOND JAMES®

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on February 28, 2019. (5:00 p.m., Eastern Time, February 25, 2019 for ESOP Plan participants).

Vote by Internet

- Go to **www.investorvote.com/rjf**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Nominees*:

Nominee	For	Against	Abstain	Nominee	For	Against	Abstain	Nominee	For	Against	Abstain
01 - Charles G. von Arentschildt	☐	☐	☐	02 - Shelley G. Broader	☐	☐	☐	03 - Robert M. Dutkowsky	☐	☐	☐
04 - Jeffrey N. Edwards	☐	☐	☐	05 - Benjamin C. Esty	☐	☐	☐	06 - Anne Gates	☐	☐	☐
07 - Francis S. Godbold	☐	☐	☐	08 - Thomas A. James	☐	☐	☐	09 - Gordon L. Johnson	☐	☐	☐
10 - Roderick C. McGeary	☐	☐	☐	11 - Paul C. Reilly	☐	☐	☐	12 - Susan N. Story	☐	☐	☐

*TO ELECT TWELVE (12) DIRECTORS: To hold office until the next annual meeting.

This Proxy is authorized to vote in accordance with his judgement upon such other business as may properly come before the meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

1 U P X

02YGXB

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2018 Annual Report to Shareholders are available at: **www.raymondjames.com/investor-relations/shareholders-meeting**

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Raymond James Financial, Inc.

+

880 CARILLON PARKWAY, ST. PETERSBURG, FL 33716
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revokes any proxy previously granted and appoints Paul C. Reilly and Thomas A. James, or either of them, as Proxy, each with the power to appoint his substitute, and hereby authorizes either to represent and to vote as designated herein, all the shares of Common Stock of Raymond James Financial, Inc. held of record by the undersigned on December 26, 2018 at the annual meeting of shareholders to be held on February 28, 2019, or any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2, 3 AND 4.

NOTICE TO PARTICIPANTS IN THE RAYMOND JAMES FINANCIAL, INC. EMPLOYEE STOCK OWNERSHIP PLAN:

This card also constitutes confidential voting instructions for participants in the Raymond James Financial, Inc. Employee Stock Ownership Plan ("ESOP"). A participant who signs on the reverse side hereby instructs the trustee of the ESOP to vote all the shares of Common Stock of Raymond James Financial, Inc. allocated to his or her ESOP Account in accordance with the instructions on the reverse side. If no instructions have been received from the ESOP participant, the trustee will vote the shares allocated to the participant's ESOP Account in the same proportion as it votes the shares of ESOP participants who have instructed the trustee on how to vote. You cannot vote your ESOP shares in person at the meeting. Your voting instructions must be received by 5:00 p.m., Eastern Time, on February 25, 2019 to allow sufficient time for processing. The trustee of the ESOP will hold your voting instructions in complete confidence except as may be necessary to meet legal requirements.

(Continued and to be marked, dated and signed, on the other side)

C Non-Voting Items

Change of Address — Please print new address below.	**Comments** — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. +